                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
[X]  Definitive Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Additional Materials          RULE 14A-6(e)(2))
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        Harvest Restaurant Group, Inc.
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:



     (2) Aggregate number of securities to which transaction applies:



     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



     (4) Proposed maximum aggregate value of transaction:



     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount Previously Paid:  None.


     (2)    Form, Schedule or Registration Statement No.:  Not Applicable


     (3)    Filing Party:  Not Applicable


     (4)    Date Filed:  Not Applicable

Notes:

                         HARVEST RESTAURANT GROUP, INC.
                            2662 Holcomb Bridge Road
                                    Suite 320
                            Alpharetta, Georgia 30022

                             Letter to Shareholders
                                       and

              Notice of Special Meeting to be Held March 12, 1999


                                                               February 10, 1999

To Our Shareholders:

     On January 14, 1999, TRC Acquisition Corporation ("TRC") merged into a subsidiary of Harvest Restaurant Group, Inc. (the "Company") in a forward triangular merger in which former shareholders of privately-held TRC received 4,123,219 shares of common stock, representing approximately 50.1% of the Company's currently outstanding shares of common stock. As a result of the merger, the Company now owns and franchises the restaurants formerly owned and franchised by TRC, which operate under the name "Rick Tanner's Original Grill." In connection with the merger, outside investors agreed to invest $4,000,000 in the Company in exchange for shares of the Company's preferred stock that is convertible into common stock. To provide an adequate number of common shares for conversion and other corporate purposes, we need to amend the Company's articles of incorporation to increase the number of authorized common shares. We also want to amend the articles to change the Company's name to "Tanner's Restaurant Group, Inc."

     We need your approval for both of these proposed amendments. We cordially invite you to attend a special meeting of the Company's shareholders on March 12, 1999, at 9:00 a.m. local time in the Company's executive offices at the above address.

     At the meeting, we will ask you to consider and vote on the following proposals:

     (1) To amend the Company's articles of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 200,000,000 shares.


     (2) To amend the Company's articles of incorporation to change its name to "Tanner's Restaurant Group, Inc."

     The board of directors unanimously recommends that you vote for both proposals.

     The proposals are described in more detail in the proxy materials attached to this letter. Amending our articles of incorporation requires the affirmative vote of two-thirds of the issued and outstanding shares of common stock, so we need your vote for each proposal.

     Before the merger, 4,118,390 shares of common stock were issued and outstanding. In the merger, the Company issued 4,123,219 shares of common stock and 744,500 shares of the newly-created Series E Preferred Stock to the former shareholders of TRC.

     The $4,000,000 financing commitment consists of three installments. The investors invested $1,000,000, and received 1,300 shares of Series D Preferred Stock, when the Company filed a preliminary version of these proxy materials with the SEC in January. The investors are investing another $1,000,000, and are receiving another 1,300 shares of Series D Preferred Stock, when the Company mails these materials to you. One of the conditions to the investors' agreement to invest the final $2,000,000 of the $4,000,000 commitment is that the articles of incorporation be amended to provide an adequate number of shares for conversion of the preferred stock issued to the investors. If the articles of incorporation are amended as proposed, the investors will invest the final $2,000,000, and will receive another 2,000 shares of Series D Preferred Stock, when the Company registers with the SEC an adequate number of common shares to allow conversion of the preferred shares. The Company will seek to cause this registration to become effective in late spring 1999. As part of the financing commitment, the Company exchanged the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, which were held by certain of the third party investors, for 4,598 shares of the newly-created Series D Preferred Stock. In addition, the Company agreed to issue to the investors warrants to purchase 919,800 shares of common stock at a price of $2.00 per share.

     At the meeting, the shareholders may also transact any other business that properly comes before the meeting or any adjournment or postponement of it. The board of directors is not aware of any other business that will be presented for consideration at the meeting. Shareholders have no dissenters' rights under Texas law in connection with either of the proposals. February 3, 1999 is the record date for determining shareholders entitled to notice of and to vote at the meeting. The presence in person or by proxy of shareholders owning a majority of the issued and outstanding shares of the common stock constitutes a quorum for the meeting. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to shareholders on or about February 10, 1999.

     You should read all of the proxy materials carefully. You should rely only on the information contained in these proxy materials. We have not authorized anyone to provide you with information that is different.

     We cordially invite you to attend the meeting in person. Regardless of whether you plan to attend, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. No postage is required if the proxy is mailed in the United States.

     We appreciate your support.

                                  By Order of the Board of Directors,



                                  /s/ Clyde E. Culp, III
                                  -----------------------
                                  Clyde E. Culp, III
                                  Chief Executive Officer

                         HARVEST RESTAURANT GROUP, INC.
                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD MARCH 12, 1999

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
SUMMARY  ..................................................................   1

THE MEETING................................................................   4
         Time, Date and Place..............................................   4
         Matters to be Considered at the Meeting...........................   4
         Voting and Record Date............................................   4
         Proxies...........................................................   5
         No Dissenters' Rights.............................................   5
         Costs of Solicitation.............................................   5

PROPOSAL 1:  AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES.........   6
         Overview..........................................................   6
         The Financing Commitment..........................................   7
         Summary of Recent Issuances and Exchanges.........................   8
         Background of the Financing Commitment............................   9
         The Company Prior to the Merger...................................   9
         TRC...............................................................   9
         The Merger........................................................  10
         Previous Preliminary Proxy Materials..............................  11
         Interests of Certain Persons in the Proposals.....................  11
         Effect of the Proposed Amendments on the Company's Shareholders... 12 Consequences of the Failure of the Shareholders to
          Approve the Proposed Amendment...................................  12
         No Dissenting Shareholders' Rights................................  13
         Recommendation of the Board of Directors..........................  13

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................  13

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
  OPERATION FOR TRC........................................................  15
         Overview..........................................................  15
         Results of Operations for the Three Quarters Ended October 4, 1998
          Compared to the Three Quarters Ended October 5, 1997.............  15
         Results of Operations for the Fiscal Year Ended December 28, 1997
          Compared to the Pro Forma Fiscal Year Ended December 29, 1996....  17
         Liquidity and Capital Resources...................................  20


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
 OF THE COMPANY............................................................  21

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY................................  22

         Common Stock.....................................................    22
         Preferred Stock..................................................    22
         Redeemable Preferred Stock Purchase Warrants.....................    25
         Common Stock Purchase Warrants...................................    25

PROPOSAL 2:  CHANGE OF COMPANY NAME.......................................    26

OTHER MATTERS.............................................................    26

SHAREHOLDER PROPOSALS FOR
  THE 1999 ANNUAL MEETING OF SHAREHOLDERS.................................    26

ACCOUNTANTS...............................................................    26

AVAILABLE INFORMATION.....................................................    27

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................   F-1

                                    SUMMARY

     This summary highlights information contained elsewhere in this Proxy Statement. It is not complete and does not contain all of the information you should consider before voting. You should read the entire Proxy Statement carefully, including the financial statements and notes to the financial statements, before voting. Portions of this Proxy Statement contain certain "forward-looking" statements which can be identified by the use of forward-looking terms such as "expect," "estimate," "anticipate," and "believe" or by discussions of strategy, future operating results or events. These forward-looking statements are subject to risks and uncertainties that may cause the Company's actual results, performance, or achievements to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, among others: possible inability to obtain needed additional financing; possible deterioration in restaurant performance (including sales and margins); possible inability to re-list the common stock on the Nasdaq SmallCap Market or a national exchange; competition within the Company's market segment; lack of availability of suitable locations for new restaurants; unanticipated development and operating costs; lack of consumer acceptance of products and services; risks of changes in business strategy; and risks in identifying, financing, completing and integrating acquisitions of other restaurants and restaurant companies; as well as other factors as detailed throughout this Proxy Statement and in the Company's reports filed with the SEC. Forward-looking statements are made as of the date of this Proxy Statement, and the Company cannot assure that the future results covered by the forward-looking statements will be achieved.

                                  Background

     On January 14, 1999, TRC Acquisition Corporation ("TRC") merged into a subsidiary of Harvest Restaurant Group, Inc. (the "Company") in a forward triangular merger in which the former shareholders of privately-held TRC received 4,123,219 shares of common stock, representing approximately 50.1% of the Company's outstanding shares of common stock. The Company also issued 744,500 shares of Series E Preferred Stock in connection with the merger. See "Proposal 1: Amendment to Increase the Number of Authorized Shares--The Merger" and "--Summary of Recent Issuances and Exchanges." The Company had no ongoing operations when the merger occurred but, as a result of the merger, now owns and franchises the restaurants formerly owned and franchised by TRC, which operate under the name "Rick Tanner's Original Grill." A significant factor in both the structure and completion of the merger was a commitment by third party investors to invest $4,000,000 in the Company. To fulfill its obligations under this financing commitment, the Company is seeking shareholder approval to increase the number of authorized shares of common stock. In addition, to more closely identify the Company with its new business, the Company is seeking shareholder approval to change the Company's name to "Tanner's Restaurant Group, Inc." All but one of the former shareholders of TRC have agreed with the Company that he or it will vote his or its shares in favor of the proposals. Mr. William J. Gallagher, a director of the Company prior to the merger and current director, has also agreed to vote his shares in favor of the proposals.

     Prior to the merger, the Company had experienced a number of financial difficulties. In the first quarter of 1998, three area developers that operated nine franchised Harvest Rotisserie restaurants in Florida, Indiana and North Carolina closed all nine of these restaurants. By July 1998, the Company had closed all of its Company-owned restaurants. The one remaining franchised restaurant in Northern California was closed in August 1998. By this time, the Company had decided to focus its resources on the development of Rick Tanner's Original Grill restaurants ("Tanner's") and entered into an agreement to merge with TRC.

     As a result of the merger, the Company owns and operates 11 restaurants located in Georgia and franchises two restaurants, one in Macon, Georgia and one in Montgomery, Alabama. The restaurants operate under the name "Rick Tanner's Original Grill." Tanner's restaurants are intended to appeal to traditional casual dining customers by offering high quality food and large portions at moderate prices.

     Richard Tanner developed the original Tanner's concept, which focused on chicken rotisserie and ribs, in 1986, and grew this idea into eight restaurants in Atlanta, Georgia over the next ten years. In October 1996, Mr. Tanner joined forces with veteran restaurant investors and a new management team to create TRC, which was formed to expand Mr. Tanner's successful concept by adding new company-owned restaurants and developing a franchise program. Between the date of its formation and its merger with the Company, TRC opened three new Tanner's restaurants and began development of several additional locations. TRC also began initial development of a franchise program and currently has two franchisees, Mr. Tanner and a former director of TRC. Each franchisee opened one Tanner's restaurant in 1998 and has additional sites in development.

     Tanner's restaurants are positioned between the fast food chicken, home meal replacement restaurants, and the full bar casual restaurants that have less portable foods. Tanner's restaurants offer a varied menu of American fare made from original recipes. The menu features over 40 different entrees and 15 different appetizers including pot roast, meatloaf, rotisserie chicken, steaks, slow roasted barbecue pork ribs, "cheesy chicken lips," "Texas" chili, sandwiches, made-from-scratch soups and salads, and family value packs ideal for take home service. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order and are served with a choice of two out of 15 different freshly prepared vegetables.

     The Company's growth strategy is to open new company-owned Tanner's restaurants, to increase sales at existing restaurants, and to develop and expand its franchising program. The Company intends to develop Tanner's restaurants in selected metropolitan markets in the Southeast and in smaller markets in close proximity to its existing metropolitan markets to enable it to use existing supervisory, marketing and distribution systems.

                           The Financing Commitment

     Summary. The commitment by outside investors to invest $4,000,000 in the Company was an essential component of the merger and is vital to the future success of the Company. Pursuant to the terms of the financing commitment, the Company has sold or will sell an aggregate of 4,600 shares of its Series D Convertible Preferred Stock for cash as follows:

            (a) $1,000,000 was invested upon filing of a preliminary version of this Proxy Statement with the SEC, in exchange for 1,300 shares;

            (b) $1,000,000 will be invested upon mailing of this Proxy Statement to shareholders, in exchange for 1,300 shares; and

            (c) if the articles of incorporation are amended as proposed, the final $2,000,000 will be invested when the Company registers with the SEC the shares of common stock into which the Series D Preferred Stock is convertible, which the Company will seek to cause to occur in late spring 1999, in exchange for 2,000 shares. See "Description of Capital Stock - Preferred Stock - Series D Convertible Preferred Stock."

     In addition to the sale of shares of Series D Preferred Stock for cash, the Company issued a total of 4,598 shares of Series D Preferred Stock in exchange for previously issued shares of Series B and Series C Preferred Stock. The Company also issued or agreed to issue to the third party investors warrants to purchase 919,800 shares of common stock at a price of $2.00 per share. See "Proposal 1: Amendment to Increase the Number of Authorized Shares -- The Financing Commitment" and "-- Summary of Recent Issuances and Exchanges."

     The third party investors are Sovereign Partners, L.P., Atlantis Capital Fund Limited, Dominion Capital Fund Limited, G.P.S. America Fund Ltd., Atlas Capital Fund Ltd., and two foreign residents.

     Need for Additional Authorized Shares of Common Stock; Substantial Dilution of Voting Power. The Company presently has the authority to issue 20,000,000 shares of common stock under its articles of incorporation. The Series D Preferred Stock will be convertible into common stock at a conversion ratio that is related to the market price of the common stock. Based on the current market price for the common stock, the Company does not have a sufficient number of authorized shares to support the conversion of all 9,198 shares of Series D Preferred Stock that have been and are to be issued. Furthermore, the Company's Series A Preferred Stock and Series E Preferred Stock are convertible into common stock, and the Company also has outstanding options and warrants to acquire shares of common stock.

     Given the number of shares of common stock now outstanding, and assuming all of these convertible securities were to be converted or exercised (assuming for purposes of the Series D Preferred Stock a trading price of the common stock of $.39 per share, the closing price on the OTC Bulletin Board on the record date), the Company would have approximately 54,374,760 shares of common stock outstanding. This amount is approximately 34,374,760 more than the 20,000,000 shares the Company is now authorized to issue. Accordingly, as a condition of their final $2,000,000 investment, the investors required the Company to seek to amend the articles of incorporation to increase the number of authorized shares of common stock as proposed in these proxy materials. If the Company fails to amend its articles of incorporation as proposed and consequently cannot issue shares of common stock upon conversion or exercise of the securities described above, the Company would likely incur substantial liability to the holders of such securities.

     Although the proposed amendment will facilitate a substantial dilution of the voting power of the current common shareholders, the Company believes that such dilution is acceptable, given the benefits to the Company of the financing.

     We need your vote to ensure that the Company can complete its obligations under the financing commitment and receive all of the committed investment, as well as meet its obligations to its other security holders.

     Use of Proceeds of the Financing. Proceeds from the $4,000,000 financing will be used primarily for working capital and the development of four to seven new Company-owned Tanner's restaurants and the opening of one to three franchised Tanner's restaurants during 1999, although there can be no assurance that such development plans will be successful.

     The Company's principal executive offices are located at 2662 Holcomb Bridge Road, Suite 320, Alpharetta, Georgia 30022, and its telephone number is
(770) 518-1444.

                                  THE MEETING

Time, Date and Place

     The Company is furnishing this Proxy Statement to shareholders of record as of February 3, 1999 in connection with the solicitation of proxies by the Company's board of directors for use at the special shareholders meeting on March 12, 1999 at 9:00 a.m. local time, at the Company's executive offices at 2662 Holcomb Bridge Road, Suite 320, Alpharetta, Georgia 30022, and at any adjournment or postponement of such meeting.

Matters to Be Considered at the Meeting

     At the meeting, shareholders will be asked to consider and vote upon the following proposals:

         (1) to amend the Company's articles of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 200,000,000 shares; and

         (2) to amend the Company's articles of incorporation to change its name to "Tanner's Restaurant Group, Inc."

     Both proposals are more fully described in this proxy statement. The Company's articles of incorporation cannot be amended without shareholder approval.

     The board of directors has unanimously approved the amendments to the articles of incorporation and recommends a vote FOR the approval of each proposal. Accordingly, the Company is seeking shareholder approval of the proposals.

Voting and Record Date

     The board of directors has fixed February 3, 1999 as the record date for the meeting. Only persons who hold the common stock of record as of the record date will be entitled to notice of and to vote at the meeting. (The Company's preferred stock is non-voting.) Each shareholder of record of common stock on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy at the meeting. As of the record date, 8,241,609 shares of the common stock, consisting of 4,123,219 shares held by the former shareholders of TRC and 4,118,390 shares held by the pre-merger shareholders of the Company, were outstanding and entitled to vote.

     The presence at the meeting, in person or by a proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum at the meeting. Inspectors appointed by the Company will count votes. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. (A broker non-vote occurs when a registered broker holding customer securities in street name has not received voting instructions from the beneficial owner regarding any "non-routine" matter as so designated by that broker's self-regulatory organization.) Approval of each of the amendments to the Company's articles of incorporation requires the affirmative vote of the holders of two-thirds of the Company's issued and outstanding common stock as of the record date. Abstentions and broker non-votes will be treated as a "no" vote for purposes of determining whether approval of each proposal has been obtained.

     If a sufficient number of votes to adopt the proposals is not present, either in person or by proxy, at the meeting, the Company intends to adjourn the meeting to solicit additional votes. At any such adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the meeting.

Proxies

    All shares of common stock represented at the meeting by properly executed proxies received prior to or at the meeting, and not duly and timely revoked, will be voted at the meeting in accordance with the choices marked by the shareholders. Unless a contrary choice is marked, or if the proxy is left blank as to choice, the shares will be voted FOR approval of each proposal.

    The board of directors is not aware of any other matters not referred to in these proxy materials that will be presented for action at the meeting. If any other matters properly come before the meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

     You may revoke any proxy at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of the Company at or before the taking of the vote the meeting a written revocation bearing a later date than the proxy, (b) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the meeting, or (c) attending the meeting and voting in person (although attendance at the meeting will not in and of itself effectively revoke a proxy).

No Dissenters' Rights

     Under the Texas Business Corporation Act shareholders have no right to dissent from any of the proposals.

Costs of Solicitation

     The Company is making this proxy solicitation and will pay all of the expenses involved in preparing, assembling and mailing these proxy materials, along with the costs of soliciting proxies. In addition to solicitation by mail, directors, officers, and regular employees of the Company may solicit proxies by telephone or personal interview. They will receive no compensation for their services other than their regular compensation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons. The Company may reimburse such persons for reasonable out-of-pocket expenses they incur in doing so.

     Holders of shares of the common stock are requested to complete, date, and sign the enclosed Proxy and to return it to the Company in the postage paid envelope provided.

        PROPOSAL 1: AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Overview

     Under its articles of incorporation, the Company is presently authorized to issue 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of February 3, 1999, approximately 8,241,609 shares of common stock, 495,854 shares of Series A Preferred Stock, 5,898 shares of Series D Preferred Stock, and 744,500 shares of Series E Preferred Stock were outstanding, and the Company has committed to issue another 3,300 shares of Series D Preferred Stock.

     The increase in the number of authorized shares is necessary for the following reasons:

     (1) The Company needs additional authorized shares of common stock to issue upon conversion of the outstanding shares of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and upon exercise of outstanding warrants and options. Given the number of shares of common stock now outstanding, and assuming all of the preferred stock, warrants, and options were to be converted or exercised (assuming for purposes of the Series D Preferred Stock a trading price of the common stock of $.39 per share, the closing price on the OTC Bulletin Board on the record date), the Company would have approximately 54,374,760 shares of common stock outstanding. This amount is approximately 34,374,760 more than the 20,000,000 shares the Company is now authorized to issue. If the Company does not amend its articles of incorporation, and cannot issue shares of common stock upon conversion or exercise of the preferred stock, warrants, and options, the Company would likely incur substantial liability to the holders of such securities.

     (2) Increasing the Company's authorized common shares is a condition of the financing commitment for the final $2,000,000 investment in Series D Preferred Stock by outside investors.

     (3) The Company may need additional shares of common stock for future acquisitions, stock dividends, and for other instances. The Company's ability to sustain operations, make future capital expenditures, and fund the development and marketing of its operations is dependent in part on its ability to raise additional capital.

     If the amendment is approved, all or any part of the additional authorized but unissued shares may be issued without further approval by the shareholders, for such purposes and on such terms as the board of directors may determine. (If the Company is able to list the common stock on the Nasdaq SmallCap Market or a national exchange, of which the Company can offer no assurances, the listing agreement with Nasdaq or the exchange will require shareholder approval of certain issuances. No such requirement now applies to the Company.) Holders of the Company's common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current shareholders do not have a prior right to purchase any new issue of common stock to maintain their proportionate ownership. The amendment will not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will dilute each existing shareholder's proportionate ownership interest in the Company.

The Financing Commitment

     The Company has obtained a financing commitment for the purchase of 4,600 shares of its Series D Convertible Preferred Stock in a private transaction totaling $4,000,000. The $4,000,000 has been or is to be invested in the Company as follows:

     (a) the Company received $1,000,000 in January 1999 when the Company filed a preliminary version of these proxy materials with the SEC;

     (b) the Company will receive $1,000,000 concurrently with the mailing of these proxy materials to the shareholders of the Company; and

     (c) the Company will receive $2,000,000 upon the effective date of a registration statement with the SEC that registers, at a minimum, the shares of common stock into which the Series D Preferred Stock is convertible.

     The original issue price of the Series D Preferred Stock is $1,000 per share. For each $10,000 investment increment of the first two $1,000,000 investments, however, the investors have received or are receiving 13 shares of Series D Preferred having an aggregate original issue price of $13,000. Investors who are investing $1,500,000 of the first two $1,000,000 investments had previously placed $1,500,000 in escrow in July 1998 to fund their subscriptions for shares of Series C Preferred Stock that were never issued. To compensate those investors for having their money in escrow longer than anticipated and to encourage them to invest such funds in Series D Preferred, the Company agreed to issue the shares (and the shares to be issued for the remaining $500,000 of the first two $1,000,000 investments) on the more favorable terms described above. The shares to be issued on the final $2,000,000 investment will be issued at $1,000 per share, so that the investor will receive 10 shares of Series D Preferred for each $10,000 investment increment.

     Each share of Series D Preferred is convertible into shares of common stock at a ratio determined by the following formula: $1,000 divided by 80% of the per share market value of the common stock. Dividends on the Series D Preferred are payable at the rate of 7% of the original issue price. See "Description of Capital Stock - Preferred Stock - Series D Convertible Preferred Stock."

     Also in connection with the recapitalization of the Company that includes the $4,000,000 in cash investments:

     (a) holders of 133.2 shares of Series B Preferred Stock exchanged their shares, for which they originally paid $1,332,000, for 1,998 shares of Series D Preferred Stock, meaning that for each $10,000 increment originally invested, the investor received 15 shares of Series D Preferred Stock having an aggregate original issue price of $15,000; and

     (b) holders of 200 shares of Series C Preferred Stock exchanged their shares, for which they originally paid $2,000,000, for 2,600 shares of Series D Preferred Stock, meaning that for each $10,000 increment originally invested, the investor received 13 shares of Series D Preferred Stock having an aggregate original price of $13,000.

     In addition, the third party investors who purchased or will purchase Series D Preferred Stock for cash or who exchanged Series B or Series C Preferred Stock for Series D Preferred Stock were or will be issued common stock purchase warrants to purchase, for each $1,000,000 of Series D Preferred Stock issued, 100,000 shares of common stock at a price of $2.00 per share. Assuming that all 9,198 shares of Series D Preferred Stock are issued, the Company will be obligated to issue warrants to purchase 919,800 shares of common stock.

     Potential Dilution. If the proposed increase in the number of authorized common shares is approved and the financing is completed, the third party investors will be able to convert their shares of preferred stock into a large number of shares of common stock. As noted above, each share of Series D Preferred Stock is convertible into shares of common stock at a ratio determined by the following formula: $1,000 divided by 80% of the per share market value of the common stock. Using the closing market price on the OTC Bulletin Board on February 3, 1999 of $.39 per share, and assuming all 9,198 shares of Series D Preferred Stock are outstanding, those 9,198 shares of Series D Preferred Stock would be convertible into 29,480,769 shares of common stock. If the market price of the common stock were to decrease to $.25, the 9,198 shares of Series D Preferred Stock would be convertible into 45,990,000 shares of common stock. Conversely, if the market price of the common stock were to increase to $.75, those 9,198 shares of Series D Preferred Stock would be convertible into 15,330,000 shares of common stock. (These calculations are intended to serve only as examples, not as predictions as to the future market price of the common stock.)

     Furthermore, the holders of the Company's Series A Preferred Stock and Series E Preferred Stock, as well as the holders of options and warrants to acquire shares of the Company's common stock, will be able to convert or exercise, as applicable, their securities into shares of common stock. Consequently, substantial dilution of the voting power of the current shareholders is likely as convertible securities are converted and options and warrants are exercised over time.

Summary of Recent Issuances and Exchanges

     On January 14, 1999, the Company exchanged all outstanding shares of Series B Preferred Stock and Series C Preferred Stock for 4,598 shares of Series D Preferred Stock. In the merger that occurred at approximately the same time, the Company issued 4,123,219 shares of common stock and 744,500 shares of Series E Preferred Stock to the former shareholders of TRC, as more fully described below. See "--The Merger." Shortly after the merger, the Company issued another 1,300 shares of Series D Preferred Stock to the third party investors upon the filing of a preliminary version of this Proxy Statement with the SEC. In addition, the Company is issuing another 1,300 shares of Series D Preferred Stock to the third party investors contemporaneously with the mailing of this Proxy Statement to you, and will issue 2,000 more shares of Series D Preferred Stock upon the registration of a number of shares of common stock sufficient to support the conversion of the Series D Preferred Stock. The Company has also issued or agreed to issue warrants to purchase shares of common stock to the holders of shares of Series D Preferred Stock.

     Assuming that all 9,198 shares of Series D Preferred Stock are issued and are converted based on a market price of the common stock of $.39 per share, the closing price on the record date, the Series D Preferred Stock will be convertible into 29,480,769 shares of common stock. The aggregate cash price paid for the Series D Preferred Stock, and for the Series B and Series C Preferred Stock exchanged for the Series D Preferred Stock, is $7,332,000. Therefore, the equivalent price per common share is approximately $.25.

     The following calculations show the estimated impact of the merger and the financing commitment on the Company's net tangible assets per share. The Company's unaudited consolidated balance sheet as of October 4, 1998, the most recent balance sheet available, is used for all calculations. Prior to the merger, assuming for purposes of this calculation that the number of shares then outstanding was 4,118,390, and excluding the $2,000,000 invested in the Series C Preferred Stock in July 1998 in contemplation of the merger, the net tangible assets per share were $(.26). Subsequent to the merger, assuming for purposes of this calculation that the merger occurred on October 4, 1998, giving effect to the $2,000,000 previously invested in the Series C Preferred Stock, and including the 4,123,219 shares issued to the former shareholders of TRC, the net tangible assets per share figure decreased to $(.39). Upon receipt of the full $4,000,000 of the financing commitment, assuming that all shares of Series D Preferred

Stock are converted at the market price of the common stock on the record date, and including all shares issuable upon exercise of "in the money" options and warrants, the net tangible assets per share would increase to $.20.


Background of the Financing Commitment

     As stated above, the financing commitment was an important factor in the merger. Brief descriptions of: the Company prior to the merger; TRC; and the merger follow.

The Company Prior to the Merger

     The Company was incorporated in Texas in June 1993 and initially conducted business as an area developer for Cluckers Wood Roasted Chicken, Inc. ("CWRC"), the developer and franchisor of the "Cluckers" restaurant concept. In November 1994 the Company exchanged its Cluckers area development agreement with CWRC for systems, franchising materials and the exclusive right to use the Cluckers name in Texas. During 1996, the Company began to concentrate on the development, operation and franchising of Harvest Rotisserie restaurants, which the Company believed to be an improvement over the original Cluckers concept, and in 1996 the Company converted its one Cluckers restaurant in San Antonio to a Harvest Rotisserie.

     By the end of 1997, the Company had 14 Harvest Rotisserie restaurants in operation, four of which were Company-owned restaurants in Texas and ten of which were operated as franchised restaurants in Florida, Indiana, North Carolina, and Northern California. The Company also leased five properties in Texas for future development as Harvest Rotisserie restaurants. During 1997, the Company also began the conceptual development of a multi-branded restaurant featuring Harvest Rotisserie along with two or more additional branded restaurants in one building (a "Harvest Food Court").

     In the first quarter of 1998, three area developers that operated nine franchised Harvest Rotisserie restaurants in Florida, Indiana and North Carolina closed all nine of these restaurants. The closures were the result of restaurant operating losses caused in part by an industry-wide decline in consumer acceptance of the market segment in which the Harvest concept was positioned and the Company's decision not to provide the area developers with additional financing. By July 1998, the Company had closed all of its Company-owned restaurants. The Company also terminated a letter of intent related to the development of the Harvest Food Court concept. The one remaining franchised restaurant in Northern California was closed in August 1998. By this time, the Company had decided to focus its resources on the development of Rick Tanner's Original Grill restaurants ("Tanner's") as described below.

TRC

     Before the merger, TRC owned and operated 11 restaurants located in Georgia and franchised two restaurants, one in Macon, Georgia and one in Montgomery, Alabama. The restaurants operate under the name of Rick Tanner's Original Grill. Tanner's restaurants are intended to appeal to traditional casual dining customers by offering high quality food and large portions at moderate prices.

     Richard Tanner founded the original Tanner's concept in 1986 and grew his chicken rotisserie and ribs concept to eight units in Atlanta, Georgia. In October 1996, Mr. Tanner joined forces with veteran restaurant investors and a new management team and created TRC to expand the historically successful concept by adding new company-owned restaurants and developing a franchise program. Since its formation in October 1996, TRC has opened three new Tanner's restaurants and has additional locations in development. In addition, TRC has begun the initial development of a franchise program. TRC currently has two franchisees, Mr. Tanner and a former director of TRC. Each franchisee has opened one Tanner's restaurant in 1998 and has additional sites in development.

     Tanner's restaurants are positioned between the fast food chicken, home meal replacement restaurants, and the full bar casual restaurants that have less portable foods. Tanner's restaurants offer a varied menu of American fare made from original recipes with efficient, table-side service. The menu features over 40 different entrees and 15 different appetizers including pot roast, meatloaf, rotisserie chicken, steaks, slow roasted barbecue pork ribs, "cheesy chicken lips," "Texas" chili, sandwiches, made-from-scratch soups and salads, and family value packs ideal for take home service. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order and are served with a choice of two out of 15 different freshly prepared vegetables.

     Post-merger, the Company's growth strategy is to open new company-owned Tanner's restaurants and to increase sales at existing restaurants, as well as to develop and expand its franchising program. The Company intends to develop Tanner's restaurants to fill out Company-store penetration in the Atlanta market and grow in selected Southeastern markets to enable the Company to utilize existing supervisory, marketing and distribution systems. Excluding real estate costs and preopening expenses, the average investment cost to open new restaurants in 1998 was approximately $650,000 per unit. The Company expects that its average investment per unit opened will be reduced from the overall 1998 average to an average of approximately $500,000 in 1999 due primarily to reducing the average unit size from those opened in 1998 and building units in strip shopping centers as opposed to freestanding buildings. Individual unit investment costs could vary, however, due to a variety of factors, including competition for the site, area construction costs, and the mix of conversions, build-to-suit and leased locations. The Company currently anticipates that it will lease most of its future locations, which are expected to be less costly than freestanding locations. In 1999, the Company expects to open four to seven Company-owned Tanner's restaurants and one to three franchised restaurants. The Company can give no assurance, however, that it will be able to open or franchise any of these restaurants.

     The principal executive offices of TRC are located at 2662 Holcomb Bridge Road, Suite 320, Alpharetta, Georgia 30022, and its telephone number is (770) 518-1444.

The Merger

     Pursuant to the Amended and Restated Agreement and Plan of Merger by and among the Company, TRC, and Hartan, Inc., a wholly-owned subsidiary of the Company, TRC merged with and into Hartan on January 14, 1999. The agreement provides that the merger became effective for accounting and financial purposes, to the fullest extent permitted by law, on December 27, 1998.

         In the merger:

         . TRC merged with and into Hartan and become a wholly-owned subsidiary of the Company.

         . An aggregate of 4,123,219 shares of the Company's common stock was issued to the former shareholders of TRC. Each holder of TRC common stock received 1.57075 shares of the Company's common stock for each share of TRC common stock such holder held at the time of the merger.

         . All holders of TRC options and warrants received options and warrants to acquire shares of common stock, as adjusted in light of the exchange ratio.

         . The holders of the 2,000 outstanding shares of TRC's Class A Preferred Stock received an aggregate of 366,300 shares of the Company's Series E Preferred Stock, with a stated value of $10.00 per share.

     . In exchange for approximately 378,200 shares of the Company's Series E Preferred Stock, Richard Tanner cancelled a subordinated debenture valued at $3,235,000 (including the principal balance and all interest accrued thereon) and terminated his employment agreement.

     . The Company's board of directors was changed to consist of: Clyde E. Culp, III, James R. Walker, Richard Tanner (all of whom were directors of TRC prior to the merger) and William J. Gallagher (a director of the Company prior to the merger).

     . The officers of the Company were removed and the following officers were appointed: Clyde E. Culp, III as Chairman and Chief Executive Officer; Robert J. Hoffman as Senior Vice President of Operations; and Timothy R. Robinson as Chief Financial Officer and Secretary. All of these officers were formerly officers of TRC.

     As a result of the merger, the former shareholders of TRC acquired approximately 50.1% of the shares of common stock outstanding immediately after the effective date of the merger. The symbol for the common stock on the OTC Bulletin Board remains "ROTI."

Previous Preliminary Proxy Materials

     On October 27, 1998, the Company filed a preliminary proxy statement with the SEC in connection with the merger. One of the purposes of that proxy statement was the solicitation of the approval of the merger by Company's shareholders. After the filing of the proxy statement, however, the Company, TRC and the third party investors concluded that, because of time constraints and the fact the Texas Business Corporation Act did not require shareholder approval of the merger, it was preferable to proceed without shareholder approval. Consequently, the proxy statement was never mailed to shareholders and the merger was consummated without their approval.

Interests of Certain Persons in the Proposals

     Richard Tanner, one of the Company's directors, holds approximately 1,413,675 shares of common stock and 469,775 shares of the Series E Preferred Stock. These shares of Series E Preferred Stock will be convertible into 1,879,100 shares of common stock in July 1999. Mr. Tanner also owns options to acquire 353,419 shares of common stock. If the proposals are not approved, Mr. Tanner may not be able to convert his shares or exercise his options.

     James R. Walker, also a director of the Company, is an equity owner of SECA VII, LLC, which owns 765,741 shares of common stock and 183,150 shares of Series E Preferred Stock. These shares of Series E Preferred Stock will be convertible into 732,600 shares of common stock in July 1999. SECA also holds options to acquire 54,976 shares of common stock. If the proposals are not approved, SECA VII may not be able to convert its shares of Series E Preferred Stock or exercise its options.

     In addition, Mr. Culp, who is both a director and an officer of the Company, owns options to acquire 78,538 shares of common stock, and Mr. Robinson and Mr. Hoffman, who are both officers of the Company, own options to acquire 254,462 shares and 243,466 shares, respectively. Mr. William J. Gallagher, a director of the Company, owns options to acquire 140,000 shares of common stock. In addition, Joseph Fazzone, Michael M. Hogan and Theodore M. Heesch, all of whom are former officers or directors of the Company, own options to acquire 80,000, 30,000 and 30,000 shares of common stock, respectively. If the proposals are not approved, Messrs. Culp, Robinson, Hoffman, Gallagher, Fazzone, Hogan and Heesch may not be able to exercise their options.

Effect of the Proposed Amendments on the Company's Shareholders

     If the proposals are adopted and the financing is completed, shareholders will retain their equity interests in the Company, although such interests will be subject to the possibility of significant dilution of voting power. The number of shares of common stock that the Company is authorized to issue will increase from 20,000,000 to 200,000,000, and upon the issuance of additional shares of common stock, the voting power of the current shareholders will be diluted. Because the outstanding shares of Series A, Series D and Series E Preferred Stock are or will be convertible into shares of common stock and the outstanding options and warrants are currently exercisable for shares of common stock, the issuance of additional shares is beyond the control of the Company. The proposed amendments will not result in any changes in the rights of the shareholders.


Consequences of the Failure of the Shareholders to Approve the Proposed
Amendment

     If the shareholders do not approve Proposal 1, the Company will be adversely affected in several ways. First, the Company most likely will be unable to obtain the final $2,000,000 installment of the financing commitment from the third party investors. To obtain this $2,000,000 installment, the Company must register a number of shares of common stock sufficient to support the conversion of the outstanding shares of Series D Preferred Stock. Because the Series D Preferred Stock is convertible into common stock at a conversion rate that is based on the market price of the common stock, the Company is unable to predict exactly how many shares of common stock will be needed. The number of shares required is likely to exceed the number of unissued shares available under the current Articles of Incorporation, which authorize 20,000,000 shares of common stock. As explained above, the number of shares of common stock into which all 9,198 shares of Series D Preferred Stock will convert could vary substantially. But in any event, given that over 8,000,000 shares have already been issued and given that a number of outstanding options and warrants are currently exercisable for shares of common stock, the Company will probably be unable to satisfy this condition to the financing commitment without an amendment to the Articles of Incorporation to increase the number of authorized shares.

     Moreover, the Company may be forced to pay penalties if it is unable to convert shares of Series D Preferred Stock upon demand. If the Company is unable to issue the shares of common stock to a holder of Series D Preferred Stock who presents his shares for conversion, the Company will be required to rectify the problem within 45 days. If it cannot do so, it must pay a penalty to all holders of shares of Series D Preferred Stock in an amount equal to approximately .07% of the stated value of the outstanding shares of Series D Preferred Stock held by each holder for each day that the Company is unable to convert shares for which the shareholder has requested conversion. For example, assuming that no shares of common stock are available for issuance when a holder of Series D Preferred Stock presents his shares for conversion, and assuming 7,198 shares of Series D Preferred Stock are outstanding (7,198 is the number of shares that will be outstanding after this Proxy Statement is mailed), the Company will be penalized approximately $4,930 for each day that it does not have shares of common stock available to convert all outstanding shares of Series D Preferred Stock. If the Company could not increase the authorized shares for 180 days, for example, the total penalty would be approximately $887,425.

     Finally, the failure of the Company's shareholders to approve Proposal 1 is likely to expose the Company to liability to holders of warrants, options and other securities that entitle the holder to acquire shares of common stock. A number of the contracts between these holders and the Company require that the Company reserve a number of shares sufficient to support the exercise or conversion of the securities. If an adequate number of shares is not reserved, the Company will be in violation the underlying agreements and be exposed to claims by the security holders.

No Dissenting Shareholders' Rights

     Under the Texas Business Corporation Act, shareholders have no right to dissent from the proposals.

Recommendation of the Board of Directors

     The board of directors believes that the proposed amendment to increase the number of authorized shares is fair to and in the best interests of the Company and its affiliated and unaffiliated shareholders. Accordingly, the board of directors has unanimously approved the proposal and recommends that the Company's shareholders vote FOR its approval.


                               UNAUDITED PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined balance sheets have been derived from the historical consolidated financial statements of the Company and TRC and give effect to (i) the merger as a reverse acquisition and a purchase for accounting purposes, and (ii) costs associated with the consummation of the merger. The unaudited pro forma condensed combined balance sheet gives effect to the combination as if it had occurred on October 4, 1998.

     Unaudited pro forma condensed combined statements of operations have not been presented due to the fact that the historical results of the Company are not reflective of its ongoing operations after the merger and therefore are not meaningful. After the merger, the Company will continue to incur approximately $200,000 in certain general and administrative costs, consisting primarily of professional fees and services associated with public reporting and corporate governance. Additionally, adjustments would be made to the historical results of TRC to eliminate interest expense associated with the subordinated convertible note. For the three quarters ended October 4, 1998, this would amount to $203,770 and for the fiscal year ended December 27, 1997 this would amount to $264,905.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what the combined company's financial position or results operations would actually have been if such transactions in fact had occurred on those dates or to project the combined company's financial position or results of operations for any future period. The unaudited pro forma condensed combined balance sheets should be read in conjunction with TRC's consolidated financial statements and the notes thereto included elsewhere herein, and with the Company's unaudited consolidated financial statements and notes thereto previously filed with the SEC in its quarterly report on Form 10-QSB for the quarter ended October 4, 1998.

HARVEST RESTAURANT GROUP, INC. AND TRC ACQUISITION CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheets
As of October 4, 1998

                                             TRC          Harvest                        Acquisition
                                         Acquisition     Restaurant                      Adjustments                     Pro Forma
                                         Corporation    Group, Inc.          (1)             (2)           (3)            Combined
                                         -----------    -----------    --------------------------------------------     -----------
ASSETS
       Cash.....................          $   123,924   $  1,064,657                      $4,000,000                    $ 5,188,581
       Accounts Receivable......              201,978                                                                       201,978
       Inventories..............              106,605                                                                       106,605
       Other current assets.....               19,340                                                                        19,340
                                          -----------   ------------      -----------     ----------    ------------    -----------
          Total current assets..              451,847      1,064,657                       4,000,000                      5,516,504

Property and equipment, net                 1,448,083        666,692                                                      2,114,775
Intangible assets, net                      3,761,095                                                                     3,761,095
Goodwill, net                               1,015,343                                                                     1,015,343
Other assets                                  127,546        230,000                                                        357,546
                                          -----------   ------------      -----------     ----------    ------------    -----------
                                          $ 6,803,914   $  1,961,349      $               $4,000,000    $               $12,765,263
                                          ===========   ============      ===========     ==========    ============    ===========
LIABILITIES

       Accounts payable trade...          $ 1,449,754   $    240,097                                                    $ 1,689,851
       Accrued liabilities......            1,163,037        796,611                      $  250,000                      2,209,648
       Current portion of long-term
         debt...................            3,537,154                      (2,649,046)                                      888,108
       Accrued interest.........              523,110                        (518,923)                                        4,187
       Deferred franchise revenue              50,000                                                                        50,000
                                          -----------   ------------      -----------     ----------    ------------    -----------
            Total current
             liabilities........            6,723,055      1,036,708       (3,167,969)       250,000                      4,841,794

Long-term debt..................            2,328,760                                                                     2,328,760

Redeemable preferred stock......            2,788,244                      (2,788,244)

STOCKHOLDERS' EQUITY (DEFICIT)
       Preferred stock..........                             560,005          748,765          4,600                      1,313,370
       Common Stock.............               26,250         39,461           16,982                                        82,693
       Additional paid-in capital                         13,920,893        6,115,107      3,745,400     (14,520,359)     9,261,041
       Carryover predecessor basis            (61,747)                                                                      (61,747)

       Accumulated deficit......           (5,000,648)   (13,595,718)                                     13,595,718     (5,000,648)
                                          -----------   ------------      -----------     ----------    ------------    -----------
            Total stockholders' equity
           (deficit)............           (5,036,145)       924,641        6,880,854      3,750,000        (924,641)     5,594,709
                                          -----------   ------------      -----------     ----------    ------------    -----------
                                          $ 6,803,914   $  1,961,349      $   924,641     $4,000,000    $   (924,641)   $12,765,263
                                          ===========   ============      ===========     ==========    ============    ===========

(1) Adjustment to reflect the exchange of TRC common stock, preferred stock, and subordinated convertible notes with accrued interest thereon, for Common Stock and preferred stock of the Company. The historical financial statements of the Company are presented consistent with fair value, and, as the Company has no operations, the transaction is presented as a capital stock transaction.

(2) Adjustment to reflect the issuance of the Company's preferred stock to private investors in connection with the merger. The Company has obtained firm commitments from the investors for the purchase. Also reflects an accrual for the estimated costs associated with the consummation of the merger.

(3) Adjustment to reflect the elimination of additional paid in capital, accumulated deficit, and other equity account balances of the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                            PLAN OF OPERATION FOR TRC

     The following discussion should be read in connection with the TRC consolidated financial statements and related notes thereto included elsewhere in these proxy materials.

     On January 14, 1999, TRC merged into a subsidiary of the Company in a forward triangular merger. Because the former shareholders of TRC received a majority of the shares of common stock of the Company outstanding immediately after the merger, the historical financial statements of the surviving company for the periods prior to the merger are those of TRC rather than those of the Company.

Overview

     On October 15, 1996, TRC was formed as a corporation under the laws of the state of Georgia to acquire all of the shares of the 11 corporations commonly known as Tanner's Chicken Rotisserie (the "Predecessor"), including eight restaurants, a catering business and a management company (the "Acquisition"). At that time, TRC purchased all of the shares of the Predecessor in a transaction accounted for as a purchase in accordance with APB Opinion No. 16, "Business Combinations" ("APB 16").

     TRC was formed with the intent to expand the Tanner's concept through company-operated restaurants as well as franchised restaurants. As part of this plan, TRC initiated development of a new Tanner's prototype, began preparing a Uniform Franchise Offering Circular, and hired individuals with experience at high-growth restaurant companies to direct TRC's efforts.

     In connection with the Acquisition, Richard Tanner, the sole shareholder of the Predecessor, acquired a 34% interest in TRC. In addition, TRC issued to Mr. Tanner a $3,000,000, 10% convertible subordinated debenture due October 15, 2001. During 1997, TRC and Mr. Tanner finalized the purchase price allocation whereby goodwill was reduced by $411,590, accrued expenses were reduced by $60,036, and the debenture was reduced by $350,954. To fund TRC's growth plans subsequent to the Acquisition, TRC entered into a $2,000,000 collateralized promissory note with a lending institution. TRC also issued to this lending institution 375,000 warrants to purchase shares of the TRC's common stock for $.01 per share.

Results of Operations for the Three Quarters Ended October 4, 1998 Compared to the Three Quarters Ended October 5, 1997

     Revenues. Total revenues increased by $2,709,632 during the first three quarters of fiscal 1998 in comparison to the same three quarters in fiscal 1997. This increase in sales is partially attributable to sales from two new restaurants opened in the fourth quarter of 1997 and one new store opened in the second quarter of 1998 ("New Stores"). The sales increase is also the result of a rise in same-store sales of 5.3% over the comparable period in 1997. Management believes that same-store sales growth is primarily the result of increased advertising expenditures in the first three quarters of 1998 versus the same period in 1997. In addition, TRC's first franchise stores were opened during the first half of 1998. Royalties and franchise fees earned during the period were $61,355 versus $0 in the prior period. This increase in restaurant and franchise-related sales was partially offset by an 11.7% decrease in catering sales.

     Costs and Expenses. In general, many costs have increased as a percentage of sales due to the additional coupon and "two-for-one" promotions which began in August 1997 and continued through the third quarter of 1998. These types of promotions increase the number of customers that visit the restaurant and increase sales. However, the operating expenses on these sales are higher because the sales have been discounted below the menu price. This increase in costs is most evident in food, beverage, and paper costs and payroll and benefits expense.

     Food, beverage, and paper costs were 35.3% of 1998 sales versus 33.8% of sales for the same period in 1997. The 1.5% increase in food costs as a percentage of sales was primarily a result of increased coupon and various "two-for-one" promotions in the first half of 1998 as mentioned above.

     Payroll and benefit expenses were 37.2% of 1998 sales versus 35.2% for the same period in 1997. In April 1997, TRC implemented a new benefits package whereby restaurant managers may obtain health, life and disability insurance. TRC pays for a portion of this package. As a result of this new employee benefit, benefits costs rose 1.7% as a percentage of sales. Also, increased labor costs at the New Stores that were opened in late 1997 and the second quarter of 1998 accounted for the remainder of the increase (.3%) in payroll and benefits expenses.

     Other operating expenses decreased as a percentage of sales to 21.6% for 1998 from 24.6% for 1997. Although total advertising expenditures increased, TRC began to realize some market efficiencies as advertising expense decreased 2.4% as a percentage of sales when compared to the same period in 1997. Additional decreases in 1998 were the result of (i) changing all restaurant cleaning from an externally contracted service to an in-store responsibility (.5% improvement), (ii) negotiating certain contracts related to the purchase of cleaning materials and supplies (.4% improvement) and (iii) general reduction in repair and maintenance expense as a percentage of sales because 28% of all restaurants are new in 1998 and need minimal repairs versus no new stores in the first half of 1997 (.6% improvement). Rent expense also decreased by .2% as a percentage of sales as the result of owning the land and building for one restaurant through July 1, 1998. However, these margin improvements were partially offset by the preopening expenses of the new restaurant opened in the second quarter of 1998 (1.1% of sales in 1998 compared to 0% for the same period of 1997). These factors resulted in a net decrease to other operating expenses of 3.0% of total sales.

     Total occupancy costs, consisting of depreciation, rent, and restaurant interest expense, increased to 8.6% in the first three quarters of 1998 from 7.0% in the first half of 1997. The 1.6% increase as a percentage of sales was primarily due to the New Stores. Management expects this trend to continue into 1999 as TRC opens more "prototypical" restaurants which tend to have higher capital investments, as well as financing costs therefore resulting in larger depreciation charges and greater interest costs.

     General and administrative expenses increased from $919,114 in 1997 to $1,174,485 in 1998, primarily due to costs incurred in anticipation of franchising and expanding the Tanner's concept, such as recruiting and training restaurant managers for anticipated new stores, printing and development costs for new menus, hiring a franchise consultant, and restructuring the corporate office personnel to support additional growth. Although total general and administrative expenditures increased, the additional sales generated from new and old restaurants leveraged these costs down to 12.8% of 1998 sales from 14.2% of 1997 sales.

     The above-mentioned factors resulted in an improvement in the operating loss to 12.6% of 1998 sales from 14.8% of 1997 total sales.

     Other Income (Expense). Other income (expense) decreased to 5.7% in 1998 from 6.0% of sales in 1997. Interest expense increased to $549,663 in 1998 from $408,112 in 1997. This is primarily attributable to an increase in borrowings of approximately $1,000,000 in the first three quarters of 1998. TRC's effective interest rate remained at 11.3% for the first three quarters of 1998.

     Net Loss. TRC incurred a net loss of $1,682,648 for the three quarters ended October 4, 1998 compared to $1,343,198 for the same period in 1997. TRC expects to incur losses in future periods until it expands its base of restaurants to offset current general and administrative expenses and costs of expansion.

     As TRC pursues its plans for growth, management expects to see the following trends in operating costs. Food, beverage and paper costs and payroll expenses will increase during the first two months of a restaurant's operations. Preopening expenses are expected to total approximately $100,000 for each new restaurant and are expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The majority of preopening costs are incurred in the accounting period prior to opening and in the period that a restaurant opens. As TRC increases its base of restaurants, the effects of the above-mentioned operating trends will decrease as the new restaurants will have less of an impact on TRC's consolidated results.

Results of Operations for the Fiscal Year Ended December 28, 1997 Compared to the Pro Forma Fiscal Year Ended December 29, 1996

     The consolidated financial statements for the period ended October 14, 1996 represent the Predecessor's financial position, results of operations and cash flows prior to the Acquisition and, consequently, are stated on the Predecessor's historical cost basis. The consolidated financial statements as of December 28, 1997 and December 29, 1996, and for the periods then ended, reflect the adjustments which were made to record the Acquisition. Accordingly, the financial statements of the Predecessor for periods prior to October 15, 1996 are not comparable in all material respects with the financial statements subsequent to the date of the Acquisition. As a result of purchase accounting adjustments and the capital structure subsequent to the Acquisition, depreciation, amortization, interest and general and administrative expenses have increased and will remain at levels higher than those prior to the Acquisition.

     The following is a discussion of TRC's results of operations for fiscal 1997 compared with the pro forma results of operations for fiscal 1996. The discussion is based upon the Predecessor's income statement for the period from January 1, 1996 through October 14, 1996 combined with TRC's income statement for the period beginning October 15, 1996 and ending December 29, 1996. Certain pro forma adjustments have been made as if the Acquisition had taken place as of the beginning of fiscal 1996. Adjustments relate primarily to changes in depreciation and amortization, interest expense and general and administrative expenses. The financial statement information is presented below.

                                            TRC Acquisition Corporation
                                          Consolidated Income Statements

                                                              Year Ended                  Pro Forma Year Ended
                                                           December 28, 1997               December 29, 1996
                                                       ------------------------       --------------------------
Revenue
   Restaurant sales revenue                            $ 8,041,660         89.7%       $8,251,816           89.0%
   Catering revenue                                        924,891         27.3%        1,020,787           11.0%
                                                       -----------        -----        ----------          -----
         Total revenue                                   8,966,551        100.0%        9,272,603          100.0%
Costs and expenses
Restaurant and catering operating expenses:
   Food, beverage and paper                              3,086,448         34.4%        2,966,947           32.0%
   Payroll and benefits                                  3,184,827         35.5%        2,980,285           32.1%
   Depreciation and amortization                           590,807          6.6%          583,961            6.3%
   Other operating expenses                              2,449,783         27.3%        2,072,099           22.3%
                                                       -----------        -----        ----------          -----
         Total restaurant and catering
         Operating expenses:                             9,311,865        103.9%        8,603,292           92.8%
                                                       -----------        -----        ----------          -----
         Income (loss) from restaurant and
         Catering operations"                             (345,314)       -3.19%          669,311            7.2%
General and administrative expenses:                     1,278,581         14.3%        1,140,638           12.3%
                                                       -----------        -----        ----------          -----
         Operating loss                                 (1,623,895)       -18.1%         (471,327)          -5.1%
Other income (expense):
   Other income (expense)                                   27,038         -0.3%           44,136            0.5%
         Interest expense                                 (546,552)        -6.1%         (448,589)          -4.8%
                                                       -----------        -----        ----------          -----
         Net loss                                      $(2,143,409)       -23.9%       $ (875,780)          -9.4%
                                                       ===========        =====        ==========          =====


     Revenues. Total revenues decreased 3.3% to $8,966,551 for 1997 from $9,272,603 for 1996. The decrease was a result of the following: (i) the closure of one restaurant in November 1996, which accounted for approximately $530,000 of sales in 1996, (ii) a decrease in same-store sales of 2% in 1997 and (iii) a decrease in catering sales of approximately 9% in 1997. These factors were partially offset by two new restaurants that were opened in November and December 1997.

     Costs and Expenses. In general, many costs have increased as a percentage of sales due to additional coupon and "two-for-one" promotions, which began in August 1997 and continued through the first three-quarters of 1998. These types of promotions increase the number of customers that visit the restaurant and increase total sales. However, the operating expenses on these sales are higher because the sales have been discounted below the menu price. This increase in costs is most evident in food, beverage, and paper costs and payroll and benefits expense.

     Food, beverage, and paper costs were 34.4% of 1997 sales versus 32.0% of 1996 sales. This 2.4% increase in food costs as a percentage of total sales was primarily the result of increased coupon and various "two-for-one" promotions as mentioned above.

     Payroll and benefit expenses are 35.5% of 1997 sales versus 32.1% of 1996 sales. Hourly labor increased 2.5% as a percentage of sales in 1997, partially as the result of coupon and other promotions run during the second half of 1997 and also due to increased labor at the restaurants opened in November and December 1997. The cost of restaurant-level management also increased by 0.5% in 1997, primarily due to increased managerial supervision needed for new restaurant openings. Also, in April 1997, TRC implemented a new benefits package whereby restaurant managers may obtain health, life and disability insurance. TRC pays for a portion of this package. As a result of this new employee benefit, benefits costs rose approximately 0.4% as a percentage of sales.

     Depreciation and amortization expense increased by 0.3% of sales or $6,846 primarily due to 1997 fixed asset additions for new restaurants. Depreciable assets acquired in 1997 totaled $1,225,932. Most of these assets were placed into service in November and December 1997 and are being depreciated over periods ranging from 3 to 20 years using the straight-line method.

     Other operating expenses increased as a percentage of sales to 27.3% in 1997 from 22.3% in 1996. This increase was primarily the result of pre-opening expenses for the two restaurants opened in late 1997 (2.5% of sales) and an increase in advertising in the second half of 1997 (3.1% of sales). These increases were partially offset by decreases in restaurant cleaning expense (0.4%) as the result of changing this from an externally contracted service to an in-store responsibility.

     General and administrative expenses increased to $1,278,581 in 1997 from $1,140,638 in 1996 primarily due to costs incurred in anticipation of franchising and expanding the Tanner's concept, such as recruiting and training restaurant managers for anticipated new stores, printing and development costs for new menus, hiring an external franchise consultant and restructuring the corporate office personnel to support additional growth.

     The above-mentioned factors resulted in a substantial increase in the operating loss to $1,623,895 in 1997 from $471,327 in 1996.

     Other Income (Expense). Interest expense increased to $546,552 in 1997 from $448,589 in 1996 primarily due to a $1,000,000 million increase in borrowings in February 1997. Also, TRC's effective interest rate increased from 10.8% in 1996 to 11.1% in 1997.

     Net Loss. TRC incurred a net loss of $2,143,409 for the year ended December 28, 1997 compared with a net loss of $875,780 for the pro forma year ended December 29, 1996. TRC expects to incur losses in future periods until it expands its base of restaurants to offset current general and administrative expenses and costs of expansion.

     As TRC pursues its plans for growth, management expects to see the following trends in operating costs. Food, beverage and paper costs and payroll expenses will increase during the first two months of a restaurant's operations. Preopening expenses are expected to total approximately $100,000 per each new restaurant and are expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The majority of preopening costs are incurred in the accounting period prior to opening and in the period that a restaurant opens. As TRC increases its base of restaurants, the effects of the above-mentioned operating trends will decrease as the new restaurants will have less of an impact on TRC's consolidated results.

Liquidity and Capital Resources

     TRC's cash and cash equivalents increased $336,530 during the three quarters ended October 4, 1998. Principal sources of funds consisted of (i) the sale of one of the restaurant facilities for $359,696 and (ii) additional borrowings totaling $1,016,617 under both secured and unsecured loan agreements. The primary uses of funds consisted of (i) the purchase of additional fixed assets for new restaurants ($728,561) and (ii) cash used in operations ($173,892).

     Since substantially all sales in TRC's restaurants are for cash, and operating costs are generally due in 15 to 45 days, TRC is able to operate with negative working capital. Also, TRC has obtained extended payment schedules with several of its larger vendors allowing for payment terms of 60 to 90 days. Additionally, TRC has extended payment terms beyond the terms as agreed to by vendors and authorities. This has enabled TRC to operate with a working capital deficit of $2,734,054 as of October 4, 1998.

     TRC opened one new restaurant during the first three quarters of 1998 and had two franchised restaurants open during this same time period. In 1999, the Company expects to open four to seven new Company-owned and one to three franchised Tanner's restaurants. The Company's capital requirements to meet this development plan are $1,600,000 to $2,800,000, which the Company expects to fund out of the proceeds of the $4,000,000 financing commitment. The balance of the proceeds of the financing commitment will be used for working capital.

     If the current development schedule is not delayed, management anticipates that by the first period of the fourth quarter of 1999, TRC will have a base of profitable restaurants that will allow TRC to begin to leverage its nonoperating expenses.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

     The following table sets forth certain information as of February 3, 1999 concerning ownership of the capital stock by each director and officer and by all directors and officers as a group and sets forth certain information as of February 3, 1999 concerning ownership of the common stock by all beneficial owners of 5% or more of the outstanding shares of common stock.

     Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of capital stock shown as owned by them, subject to community property laws, where applicable. Each shareholder's address is in care of the Company at 2662 Holcomb Bridge Road, Suite 320, Alpharetta, Georgia 30022. The Right to Acquire column in the table also reflects all shares of common stock that each individual has the right to acquire within 60 days from the above date upon exercise of stock options or common stock purchase warrants.


                                      Class of              Number of                 Right        Percent of Outstanding
Name                                   Stock              Shares Owned              to Acquire        Shares of Class
----                                  --------            ------------              ----------     ----------------------
William J. Gallagher                   Common                  46,667                 140,000                2.2%
Clyde E. Culp, III                     Common               1,178,063                  78,538               15.1
Richard Tanner                         Common               1,413,675                 353,419               20.6
                                      Series E                469,775                       0               63.0
James R. Walker  (1)                   Common                 765,741                  54,976                9.9
                                      Series E                183,150                       0               24.6
SECA VII, LLC (1)                      Common                 765,741                  54,976                9.9
                                      Series E                183,150                       0               24.6
Robert J. Hoffman                      Common                      --                 243,466                2.9
Timothy R. Robinson                    Common                      --                 254,462                3.0
John Feltman                           Common                 382,870 (2)             353,419                8.6
Sirrom Funding Corporation             Common                      --                 643,509                7.2

All officers and directors as a
group (6 persons) (3)                  Common               3,404,146               1,124,861               48.4%
                                      Series E                652,925                       0               87.7%

------------------------
(1) Mr. Walker, a director of the Company, is an equity owner of SECA VII, LLC, which directly owns 765,741 shares of common stock and 183,150 shares of Series E Preferred Stock and has the right to acquire 54,976 shares of common stock.
(2) Represents 382,870 shares held by Brookhaven Capital Corporation, of which Mr. Feltman is the Chairman.
(3)  Messrs. Gallagher, Culp, Tanner, Walker, Hoffman and Robinson.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The Company's articles of incorporation authorize the board of directors to issue 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series or classes and to determine the rights, powers, preferences, limitations and restrictions of such series or class. The board of directors has designated 3,754,200 shares of Preferred Stock into three classes, the terms of which are discussed below.

Common Stock

     Under the articles of incorporation, holders of common stock are entitled to receive such dividends as may be legally declared by the board of directors. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Shareholders have no right to cumulate votes in the election of directors. Holders of common stock have no preemptive or redemption rights and have no right to convert their common stock into any other securities. Upon liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share ratably in the net assets of the Company available for distribution to common shareholders. The rights of the holders of the common stock are subject to the rights of certain classes of Preferred Stock (discussed below) and such other rights as the board of directors may confer on the holders of Preferred Stock. Accordingly, such rights conferred on holders of any additional shares of Preferred Stock that may be issued in the future under the articles of incorporation may adversely affect the rights of holders of the common stock. All of the outstanding shares of common stock are fully paid and non-assessable. At February 3, 1999, 8,241,609 shares of common stock were outstanding.

Preferred Stock

     The board of directors may from time to time authorize the Company to issue Preferred Stock without action by the shareholders. The Preferred Stock may be in one or more series for such consideration, and with such relative rights, privileges, and preferences, as the board may determine. Accordingly, the board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences, and conversion rights for any series of Preferred Stock issued in the future.

     Series A Redeemable Convertible Preferred Stock. On June 23, 1997, the board of directors approved the issuance of 3,000,000 shares of Series A Redeemable Convertible Preferred Stock of the Company (the "Series A Preferred"). The original issue price of the Series A Preferred is $10.00 per share. Holders of Series A Preferred are entitled to receive dividends at the annual rate of 12% of the original issue price per share, or $1.20 per share, payable quarterly in cash or in the common stock at the sole discretion of the Company. Dividends are cumulative from the date of issue. The Company may not declare or pay cash dividends on any other series of Preferred Stock that is junior to or on parity with the Series A Preferred, or on the common stock, nor may it redeem, purchase or otherwise acquire any of such stock, unless full cumulative dividends have been or are contemporaneously paid on the Series A Preferred. Under the terms of the Company's secured loan from Sirrom Capital Corporation, the Company may pay cash dividends on the Series A Preferred only if (a) the Company makes an equal prepayment on the Sirrom note; and (b) such payments do not cause the Company to breach a specified financial covenant.

     In the event of any liquidation or dissolution of the Company, the holders of shares of Series A Preferred are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of capital stock of the Company ranking junior to the Series A Preferred, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series A Preferred is redeemable at the option of the Company at any time, in whole or in part, on or after March 11, 1998, for cash or in common stock of the Company, on at least 30 days' notice. The price payable upon redemption is 110% of the average bid price per share of the Series A Preferred as quoted on the Nasdaq SmallCap Market, or other national securities exchange, for the 20 trading days prior to the redemption date, plus all accrued and unpaid dividends. If the Series A Preferred is not quoted by Nasdaq or listed on a securities exchange, its market value shall be the fair value as determined by a member of a national securities exchange selected by the Company or by the board of directors.

     The Series A Preferred automatically converts into common stock if the closing price for the Series A Preferred equals or exceeds $20.00 per share for a period of ten consecutive trading days. The holders of Series A Preferred have the right, at the holder's option, to convert any or all such shares of Series A Preferred into common stock. The number of shares of common stock issuable upon conversion of a share of Series A Preferred is equal to $10.00 divided by $3.70, subject to certain adjustments. Holders of Series A Preferred may also convert their shares, if the Company calls such shares for redemption, at any time up to and including the close on business on the fifth full business day prior to the date fixed for redemption.

     The holders of the Series A Preferred have no voting rights except as otherwise required by the Texas Business Corporation Act and applicable law. The holders of shares of Series A Preferred have no preemptive or other rights to subscribe for any other shares or securities. The Series A Preferred ranks prior to the common stock as to dividends and upon liquidation of the Company.

     As of January 31, 1999, 495,854 shares of Series A Preferred were issued and outstanding.

     Series B Convertible Preferred Stock. On January 14, 1999, all 133.2 of the outstanding shares of Series B Convertible Preferred Stock were exchanged for 1,998 shares of Series D Convertible Preferred Stock. No other shares of Series B Preferred Stock are outstanding, and the board of directors does not intend to issue any more shares of Series C Preferred Stock.

     Series C Convertible Preferred Stock. On January 14, 1999, all 200 of the outstanding shares of Series C Convertible Preferred Stock were exchanged for 2,600 shares of Series D Preferred Stock. No other shares of Series C Preferred Stock are outstanding, and the board of directors does not intend to issue any more shares of Series C Preferred Stock.

     Series D Convertible Preferred Stock. The original issue price of the Series D Preferred is $1,000 per share. Dividends on the Series D Preferred accrue at an annual rate of 7% of the original issue price, or $70 per share, and are payable in cash or common stock, as determined by the holders, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series D Preferred, the Company may not declare or pay cash dividends on the common stock, nor may it redeem, purchase or otherwise acquire common stock, nor may it make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series D Preferred. Under the terms of the Company's secured loan from Sirrom Capital Corporation, the Company may pay cash dividends on the Series D Preferred so long as (a) the Company makes an equal prepayment on the Sirrom note; and (b) the Company is not in default under the loan documents governing such loan and no default is created by such payments.

     In the event of any liquidation or dissolution of the Company, the holders of shares of Series D Preferred are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of capital stock of the Company ranking junior to the Series D Preferred, liquidating distributions in the amount of $1,000 per share, plus accrued and unpaid dividends.

     The Series D Preferred is convertible at the option of the holder into shares of common stock for up to three years after initial issuance. After three years, the Series D Preferred will convert automatically into shares of common stock. The conversion rate per share is equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the Nasdaq Stock Market, the OTC Bulletin Board, or on any other national securities exchange on which the common stock is listed at the time of conversion. The Company is not required, however, to convert any shares if such conversion would result in the issuance of 20% or more of the issued and outstanding common stock to the holders of the Series D Preferred, as provided by Nasdaq Marketplace Rule 4320(e)(21)(H), unless shareholder approval of such conversion is obtained. In the event that such a conversion is requested and the Company does not convert the Series D Preferred because of the Nasdaq rule, the Company will pay the holder of the Series D Preferred 125% of the principal amount of the issued and outstanding Series D Preferred plus accrued interest.

     Holders of Series D Preferred are allowed to convert the aggregate amount of such holders' Series D Preferred into common stock beginning the date after a registration statement registering the common stock has been declared effective by the SEC, but no sooner than 120 days after the Company's shareholders approve an amendment to the articles of incorporation increasing the number of authorized shares of common stock to not less than 100,000,000. If a registration statement has not been declared effective as of a date that is 120 days after the shareholders' meeting, holders of Series D Preferred may not convert their shares of Series D Preferred until such a registration statement is declared effective. In addition, a holder of Series D Preferred Stock may not convert those shares into shares of common stock if and to the extent that upon conversion such holder would own more than 4.99% of the outstanding common stock.

     The Series D Preferred is non-voting, and it is ranked junior to the Company's Series A Preferred. The holders of the Series D Preferred have no preemptive rights or other rights to subscribe for any other shares or securities of the Company.

     On January 14, 1999, as noted above, 133.2 shares of Series B Preferred Stock and 200 shares of Series C Preferred Stock were exchanged for 4,598 shares of Series D Preferred Stock. The Company issued 1,300 shares of Series D Preferred Stock on receipt of $1,000,000 when a preliminary version of these proxy materials were filed with the SEC in January 1999, and it is issuing 1,300 shares of Series D Preferred Stock on receipt of $1,000,000 concurrently with the mailing of these proxy materials. The Company will issue 2,000 shares of Series D Preferred Stock on receipt of $2,000,000 at the effective time of a registration statement registering, at a minimum, the number of shares of common stock into which the Series D Preferred Stock is convertible. The third party investors who purchased or will purchase Series D Preferred for cash or by exchanging Series B or Series C Preferred were or will be issued common stock purchase warrants, as described below.

     Immediately before the mailing of these proxy materials, 5,898 shares of Series D Preferred Stock were issued and outstanding.

     Series E Convertible Preferred Stock. In connection with the merger, the Company issued a total of 744,500 shares of Series E Convertible Preferred Stock. The original issue price of the Series E

Preferred is $10.00 per share. Dividends on the Series E Preferred accrue at an annual rate of 8% of the original issue price, or $0.80 per share, and are payable in cash or common stock, as determined by the Company, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series E Preferred, the Company may not declare or pay cash dividends on the common stock, nor may it redeem, purchase or otherwise acquire common stock, nor may it make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series E Preferred. Under the terms of the Company's secured loan with Sirrom Capital Corporation, the Company may not pay cash dividends on the Series E Preferred.

     In the event of any liquidation or dissolution of the Company, the holders of shares of Series E Preferred are entitled to receive out of assets of the Company available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of capital stock of the Company ranking junior to the Series E Preferred, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series E Preferred is redeemable at the option of the Company at any time after six months of issuance, in whole or in part, for $0.01 per share, if the average closing bid price of the Company's common stock, as quoted on any national securities exchange, Nasdaq, or the OTC Bulletin Board exceeds $3.50 per share for five (5) consecutive trading days.

     Each share of Series E Preferred is convertible at the option of the holder into four shares of common stock at any time after six months from the date of issuance, subject to adjustment. The Series E Preferred is non-voting, and it is ranked junior to the Company's Series A Preferred and Series D Preferred. The holders of the Series E Preferred have no preemptive rights or other rights to subscribe for any other shares or securities of the Company.

Redeemable Preferred Stock Purchase Warrants

     At January 31, 1999 1,723,400 Redeemable Preferred Stock Purchase Warrants were outstanding ("Preferred Warrants"), plus an additional 200,000 warrants issued to the underwriters of the offering of the Preferred Warrants. Each Preferred Warrant represents the right to purchase one share of Series A Preferred at an exercise price of $10.50 per share until June 11, 2002, subject to adjustment. Preferred Warrants may be redeemed, in whole or in part, at the option of the Company, upon 30 days' notice, at a redemption price equal to $0.01 per Preferred Warrant at any time after March 11, 1998 if the closing price of the Series A Preferred on the Nasdaq SmallCap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if the Company redeems the Series A Preferred.

Common Stock Purchase Warrants

     At January 31, 1999 there were 2,300,000 Common Stock Purchase Warrants outstanding (the "IPO Warrants"), plus an additional 300,000 warrants issued to the underwriters of the offering of the IPO warrants, plus an additional 893,509 warrants issued in connection with other transactions. Each IPO Warrant entitles the holder to purchase one share of common stock at $4.00 per share until July 9, 2001, subject to adjustment. IPO Warrants may be redeemed, in whole or in part, at the option of the Company, upon 30 days notice, at a redemption price equal to $0.01 per IPO Warrant at any time after July 9, 1997, if the closing price of the common stock on the Nasdaq SmallCap Market averages at least $8.00 per share for a period of 20 consecutive trading days. The other warrants are exercisable at prices ranging from $2.00 per share to $6.60 per share.

     As noted above, the third party investors who purchased or will purchase Series D Preferred for cash or by exchanging Series B or Series C Preferred were or will be issued common stock purchase warrants to purchase, for each $1,000,000 of Series D Preferred issued, 100,000 shares of common stock at a price of $2.00 per share. Such warrants are exercisable for five years after issuance, and the Company is required to register the shares underlying the warrants in the registration statement filed by the Company with the SEC to register, among other things, the shares of common stock reasonably anticipated to be issuable upon conversion of the Series D Preferred.


                      PROPOSAL 2: CHANGE OF COMPANY NAME

     In connection with the merger, the board of directors determined that it is in the best interests of the Company to change the Company's name to "Tanner's Restaurant Group, Inc." This name will link the Company to its principal operations and objectives, which are the development of Company-owned Tanner's restaurants, the development and expansion of the Tanner's franchise program, and the increase of sales at existing Tanner's restaurants.

     The board of directors unanimously recommends that you vote for the amendment to the Company's articles of incorporation to change the name of the Company to "Tanner's Restaurant Group, Inc."

     Approval and adoption of this proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding common stock entitled to vote on the amendment.


                                 OTHER MATTERS

     The board of directors knows of no other matters to be presented for action at the meeting. As stated in the accompanying proxy card, if any other business should come before the meeting, proxies have discretionary authority to vote their shares according to their best judgment, including, without limitation, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.


       SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

     The Company anticipates that the 1999 annual meeting will be held in June 1999. Proposals of shareholders of the Company intended to be presented at the 1999 annual meeting of the Company must be received by the Company not later than April 1, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                  ACCOUNTANTS

     The Company's certified public accounting firm is Porter Keadle Moore, LLP. Representatives of Porter Keadle Moore, LLP are not expected to be present at the meeting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements, and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system. The common stock of the Company is traded on the OTC Bulletin Board (symbol "ROTI") and such reports, proxy statements, and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

TRC Acquisition Corporation
Index to Consolidated Financial Statements

                                                                                                             Page
                                                                                                             ----
Report of Independent Certified Public Accountants                                                           F-2

Consolidated Balance Sheet at December 28, 1997                                                              F-3

Consolidated Statements of Operations for the fiscal year ended December 28,
   1997, the period from October 15, 1996 (inception) through
   December 29, 1996 and the period from January 1, 1995 through October 14,1996                             F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the fiscal years ended

   December 28, 1997, the period from October 15, 1996 (inception) through
   December 29, 1996 and the period from January 1, 1995 through October 14,1996                             F-5

Consolidated Statements of Cash Flows for the fiscal years ended

   December 28, 1997, the period from October 15, 1996 (inception) through
   December 29, 1996 and the period from January 1, 1995 through October 14, 1996                            F-6

Notes to Consolidated Financial Statements                                                                   F-7


Consolidated Balance Sheets at October 4, 1998 and December 28, 1997                                        F-19

Consolidated Statements of Operations for the three quarters ended
   October 4, 1998 and October 5, 1997                                                                      F-20

Consolidated Statements of Cash Flows for the three quarters ended
   October 4, 1998 and October 5, 1997                                                                      F-21

Note to Consolidated Financial Statements                                                                   F-22

Report of Independent Certified Public Accountants



The Board of Directors
TRC Acquisition Corporation

We have audited the accompanying consolidated balance sheets of TRC Acquisition Corporation and subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 28, 1997, the period from October 15, 1996 (inception) through December 29, 1996 and the period from January 1, 1996 to October 14, 1996 (Predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TRC Acquisition Corporation and subsidiaries as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for the year ended December 28, 1997, the period from October 15, 1996 (inception) through December 29, 1996, and the period from January 1, 1996 through October 14, 1996 (Predecessor), in conformity with generally accepted accounting principles.

On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.


                                   /s/ PORTER KEADLE MOORE, LLP


Atlanta, Georgia
October 20, 1998

TRC Acquisition Corporation
Consolidated Balance Sheets


On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.

                                             December 28,        December 29,
                                                 1997                1996
                                            ----------------   -----------------

             ASSETS
Current assets:
     Cash                                                        $     96,098
     Accounts receivable                    $     231,554             123,207
     Inventory                                    114,227              56,512
     Prepaid expenses                              53,030              77,213
                                            ----------------   -----------------

           Total current assets                   398,811             353,030

Property and equipment, net                     2,186,028             332,080
Intangible assets, net                          4,075,175           4,519,826
Goodwill, net                                   1,058,810           1,526,907
Other assets                                      130,606             114,784
                                            ----------------   -----------------

             Total assets                   $   7,849,430        $  6,846,627
                                            ================   =================

  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Cash overdraft                         $     212,605
     Accounts payable                           1,379,105       $     555,181
     Accrued expenses                             561,705             464,562
     Current portion of long-term debt            188,184              98,706
     Deferred franchise revenue                    15,000
                                            ----------------   -----------------

             Total current liabilities          2,356,599           1,118,449

Long-term debt                                  5,738,747           4,092,329
Other liabilities                                 319,337              57,693
                                            ----------------   -----------------
             Total liabilities                  8,414,683           5,268,471
                                            ----------------   -----------------

Preferred stock:
     Par value $1.00 per share
       Class A: authorized 2,000 shares;
       issued and outstanding 2,000
       shares plus cumulative dividends
       and accretion                            2,448,380           2,006,557
                                            ----------------   -----------------
       General: authorized 998,000 shares;
       no shares issued and outstanding

Stockholders' deficit:
     Common stock, no par value; authorized
     100,000,000 shares;
     issued and outstanding 2,625,000 shares       26,250              26,250
     Carryover predecessor basis adjustment       (61,747)            (61,747)
     Accumulated deficit                       (2,978,136)           (392,904)
                                            ----------------   -----------------
             Total stockholders' deficit       (3,013,633)           (428,401)
                                            ----------------   -----------------
             Total liabilities, preferred
             stock and stockholders' deficit$   7,849,430       $   6,846,627
                                            ================   =================


The accompanying notes are an integral part of these consolidated financial statements.

TRC Acquisition Corporation
Consolidated Statements of Operations


On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.

                                                                               Company                        Predecessor
                                                                  ----------------------------------     ---------------------
                                                                                         Period from          Period from
                                                                                      October 15, 1996        January 1,
                                                                       Year                 1996                 1996
                                                                      ended                through              Through
                                                                   December 28,          December 29,         October 14,
                                                                       1997                1996                 1996
                                                                  ------------------- ------------------  --------------------
Revenue
     Restaurant sales revenue                                     $       8,041,660   $      1,411,303     $      6,840,513
     Catering revenue                                                       924,891            187,449              833,338
                                                                  ------------------- ------------------   ------------------

             Total revenue                                                8,966,551          1,598,752            7,673,851
                                                                  ------------------- ------------------   ------------------

Costs and expenses
Restaurant and catering operating expenses:
     Food, beverage and paper                                             3,086,448            540,766            2,426,181
     Payroll and benefits                                                 3,184,827            582,208            2,398,077
     Depreciation and amortization                                          590,807            118,542               92,685
     Other operating expenses                                             2,449,783            349,969            1,722,130
                                                                  ------------------- ------------------   ------------------

             Total restaurant and catering operating expenses             9,311,865          1,591,485            6,639,073
                                                                  ------------------- ------------------   ------------------

             Income (loss) from restaurant and catering
                  operations                                               (345,314)             7,267            1,034,778

General and administrative expenses                                       1,278,581            239,206              747,586
                                                                  ------------------- ------------------   ------------------

             Operating income (loss)                                     (1,623,895)          (231,939)             287,192

Other income (expense):
     Other income (expense)                                                  27,038             31,390               49,730
     Interest expense                                                      (546,552)          (100,986)             (33,241)
                                                                  ------------------- ------------------   ------------------

             Net income (loss)                                    $      (2,143,409)  $       (301,535)    $        303,681
                                                                  =================== ==================   ==================

Basic and diluted loss per share                                  $           (0.98)  $          (0.15)


The accompanying notes are an integral part of these consolidated financial statements.

TRC Acquisition Corporation
Consolidated Statements of Stockholders' Equity (Deficit)


On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.

                                                                                                   Retained
                                                               Carryover       Additional          Earnings           Stockholders'
                                    (000's)     Common        Predecessor        Paid-In         (Accumulated            Equity
                                    Shares       Stock           Basis           Capital           Deficit)             (Deficit)
                                  ----------  -----------   ---------------  --------------   ------------------    ----------------
Predecessor:
    Balance, December 31, 1995             96       $ 141                          $75,816           $(239,646)         $ (163,689)

       Net income                                                                                      303,681             303,681
       Distributions to
            shareholder                                                                               (382,145)           (382,145)
                                  --------------------------------------------------------------------------------------------------


    Balance, October 14, 1996              96       $ 141                          $75,816           $(318,110)         $ (242,153)
                                  ==================================================================================================



Company:
    Issuance of common stock            2,625     $26,250                                                                $  26,250
    Carryover predecessor basis                                   $(61,747)                                                (61,747)
    Net loss                                                                                         $(301,535)           (301,535)
    Dividends accrued on
       redeemable preferred
       stock                                                                                           (62,273)            (62,273)
    Accretion on redeemable
       preferred stock                                                                                 (29,096)            (29,096)
                                  --------------------------------------------------------------------------------------------------


    Balance, December 29, 1996          2,625      26,250          (61,747)            0              (392,904)           (428,401)

    Net loss                                                                                        (2,143,409)         (2,143,409)
    Dividends accrued on
       redeemable preferred
       stock                                                                                          (300,000)           (300,000)
    Accretion on redeemable
       preferred stock                                                                                (141,823)           (141,823)
                                  --------------------------------------------------------------------------------------------------


    Balance, December 28, 1997          2,625     $26,250         $(61,747)            $0         $ (2,978,136)        $(3,013,633)
                                  ==================================================================================================



The accompanying notes are an integral part of these consolidated financial statements.

TRC Acquisition Corporation
Consolidated Statements of Cash Flows


On October 15, 1996, the Company acquired all of the outstanding shares of the Predecessor. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. As a result of the acquisition, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since the financial statements report financial position, results of operations and cash flows of these two separate entities.

                                                                                    Company                  Predecessor
                                                                        ---------------------------------  ----------------
                                                                                           Period from       Period from
                                                                                           October 15,        January 1,
                                                                                              1996               1996
                                                                          Year ended         through           through
                                                                         December 28,     December 29,       October 14,
                                                                             1997             1996               1996

                                                                        ---------------- ----------------  -----------------

Cash flows from operating activities:
    Net income (loss)                                                   $   (2,143,409)  $     (301,535)   $       303,681

    Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
       Depreciation and amortization                                           590,807          118,542             92,685
       Changes in assets and liabilities:
         Accounts receivable                                                  (108,347)         (29,719)           163,669
         Inventory                                                             (57,715)           8,405             (1,619)
         Prepaid expenses                                                       24,183          (71,729)           151,509
         Other assets                                                           (6,995)          (9,923)            86,019
         Accounts payable                                                      823,924          276,046            (24,358)
         Accrued expenses                                                      157,779         (144,871)          (197,533)
         Other liabilities                                                     261,664           57,693
         Deferred franchise revenue                                             15,000
                                                                        ----------------  ---------------  ------------------
           Net cash provided by (used in) operating activities                (443,109)         (97,091)           574,053
                                                                        ----------------  ---------------  ------------------

Cash flows from investing activities:
    Purchase of business, net of cash acquired                                               (1,939,325)
    Purchase of property and equipment                                      (1,922,168)          (7,361)            (8,880)
                                                                        ----------------  ---------------  ------------------
           Net cash used in investing activities                            (1,922,168)      (1,946,686)            (8,880)
                                                                        ----------------  ---------------  ------------------
Cash flows from financing activities:
    Cash overdraft                                                             212,605                              32,883
    Repayments of debt                                                        (108,250)         (16,815)          (215,911)
    Proceeds from issuance of long-term debt                                 2,195,100        1,000,000
    Proceeds from issuance of preferred and common stock                                      1,500,000
    Payment of equity issuance costs                                                           (262,807)
    Distributions to shareholder                                                                                  (382,145)
    Additions to deferred financing costs                                      (30,276)         (80,503)
                                                                        ----------------  ---------------  ------------------
           Net cash provided by (used in) financing activities               2,269,179        2,139,875           (565,173)
                                                                        ----------------  ---------------  ------------------

Net (decrease) increase in cash and cash equivalents                           (96,098)          96,098
Cash and cash equivalents, beginning of year                                    96,098                0
                                                                        ----------------  ---------------  ------------------
Cash and cash equivalents, end of year                                  $            0    $      96,098    $
                                                                        ================  ===============  ==================

Non-cash investing and financing activities:
    Issuance of convertible subordinated debenture                                        $   3,000,000
    Accretion of redeemable preferred shares                            $      141,823           29,096
    Issuance of preferred stock in connection with acquisition of Oldco                         497,500
    Issuance of common shares                                                                    18,938
    Dividends accrued on redeemable preferred shares                           300,000           62,273
    Debt assumed at acquisition                                                                 214,210
    Purchase price adjustment                                                 (411,590)

Supplemental cash flow information:
    Interest paid                                                       $      290,197    $      21,173    $        59,382


The accompanying notes are an integral part of these consolidated financial statements.

TRC Acquisition Corporation
Notes to Consolidated Financial Statements


  1.   Description of Business:

       TRC Acquisition Corporation and its wholly owned subsidiaries operate casual dining restaurants under the name "Rick Tanner's Original Rotisserie Grill" that specialize in fresh, convenient meals featuring rotisserie chicken entrees, barbecued ribs, hamburgers, freshly prepared vegetables, salads, and other side dishes. At December 28, 1997, there were ten stores located in the Atlanta, Georgia metropolitan area.

       On October 15, 1996, TRC Acquisition Corporation ("Newco" or "Company") was formed as a corporation under the laws of the state of Georgia to acquire all of the shares of the 11 corporations commonly known as Tanner's Chicken Rotisserie ("Oldco" or "Predecessor"), including nine restaurants, a catering business and a management company. On October 15, 1996, Newco purchased all of the shares of Oldco. For financial statement purposes the acquisition was accounted for as a purchase and, accordingly, Oldco's results are included in the consolidated financial statements since the date of acquisition. The aggregate purchase price was approximately $5.2 million, which includes costs of the acquisition. The aggregate purchase price included a cash payment of approximately $1.6 million, a $3 million, 10% convertible subordinated debenture to the sole shareholder of Oldco and the issuance of 500 shares of Class A Preferred Stock and 900,000 shares of common stock. Additionally, the Company entered into a $2 million collateralized promissory note, of which $1 million was advanced pursuant to this acquisition. The estimated fair value of the net liabilities acquired was approximately $200,000. The allocation of the purchase price resulted in identifiable intangibles and goodwill of approximately $6.1 million which are being amortized on a straight line basis over periods ranging from 5 to 20 years. In connection with the acquisition of the business, the sole shareholder ("Shareholder") of Oldco acquired a 34% interest in Newco. As provided by the provisions of the Emerging Issues Task Force Issue No. 88-16, Basis In Leveraged Buyout Transactions When the Previous Owner's Interest Declines, purchase or fair value accounting does not apply to the 34% equity interest held by the Shareholder. Accordingly, for accounting purposes, the Shareholder's equity in Newco has been reduced by $61,747 to reflect the difference between the fair value and predecessor basis of the 34% interest in Newco of the Shareholder. During 1997, the Company and the Shareholder finalized the purchase price allocation whereby goodwill was reduced by $411,590, accrued expenses were reduced by $60,636 and the convertible subordinated debenture reduced by $350,954.

       The combined financial statements presented herein for the period from January 1, 1996 through October 14, 1996, present the Predecessor's financial position, results of operations and cash flows prior to the acquisition and, consequently, are stated on the Predecessor's historical cost basis. The Predecessor financial statements are combined from the 11 corporations comprising Oldco. The consolidated financial statements as of December 29, 1996 and December 28, 1997 and for the periods then ended, reflect the adjustments which were made to record the acquisition. Accordingly, the financial statements of the Predecessor for periods prior to October 15, 1996 are not comparable in all material respects with the financial statements subsequent to the date of the acquisition. The most significant differences relate to amounts recorded in connection with the acquisition for property, plant and equipment, intangibles and debt which resulted in increased amortization, depreciation and interest expense in the period from October 15, 1996 through December 29, 1996 and the year ended December 28, 1997 and will continue to do so in future periods.

  2.   Summary of Significant Accounting Policies:

       The following is a summary of significant accounting policies of the Company.

       Principles of Consolidation

       The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

       Fiscal Year

       The Company operates on a 52/53-week fiscal year ending on the last Sunday in December. Accordingly, the financial statements presented ended on December 28, 1997 and December 29, 1996. All general references to years relate to fiscal years unless otherwise noted.

       Cash and Cash Equivalents

       Cash and cash equivalents consist primarily of cash in banks and temporary cash investments with original maturities of less than three months. At times, cash and cash equivalent balances at a limited number of banks and financial institutions may exceed insurable amounts. The Company believes it mitigates its risks by depositing cash or investing in cash equivalents in major financial institutions.

       Inventories

       Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, beverages, paper products and supplies.

       Property and Equipment

       Property and equipment is stated at cost, less accumulated depreciation. The provision for depreciation has been calculated using the straight-line method. Smallwares, consisting primarily of linens and silverware, are expensed as incurred. The following represents the useful lives over which the assets are depreciated:



          Transportation equipment and computer equipment           3 years
          Furniture, fixtures and office equipment                  5 years
          Kitchen and service equipment                             7 years
          Building                                                 20 years
          Leasehold improvements                                 Life of lease

       For purposes of the Predecessor financial statements, property and equipment is stated at cost, less accumulated depreciation. The provision for depreciation for all fixed assets has been calculated using an accelerated method which approximates the double-declining balance method. The following represents the useful lives over which the assets are depreciated:


          Leasehold improvements                                    31.5 years
          Furniture, fixtures and equipment                            7 years
          Vehicles                                                     5 years


       Expenditures for maintenance and repairs are charged to expense as incurred.

       Goodwill

       Goodwill represents the excess of cost over fair value of net identifiable assets acquired and is being amortized over 20 years using the straight-line method. Accumulated amortization of goodwill amounted to $71,331 and $14,824 at December 28, 1997 and December 29, 1996,
       respectively.

       Intangible Assets

       Intangible assets consist primarily of employment contracts, recipes, and the trained workforce acquired in the Oldco acquisition. These intangible assets are being amortized over 5 to 15 years using the straight-line method. Accumulated amortization of intangible assets was $531,825 and $87,174 at December 28, 1997 and December 29, 1996, respectively.

       Impairment

       The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations and a valuation allowance is established for any amount over which the unamortized asset balance exceeds those cash flows.

       Deferred Financing Costs

       Deferred financing costs are included in other assets and are amortized over the period of the related financing. Accumulated amortization of deferred financing costs amounted to $25,081 and $3,633 at December 28, 1997 and December 29, 1996, respectively.

       For purposes of the Predecessor financial statements, loan costs are amortized over the length of the applicable loan using the straight-line method.

       Revenue Recognition

       Revenue is recognized in the period for which related food and beverage products are sold. Initial fees from the awarding of individual franchises are deferred and recorded as revenue when the franchised restaurant is opened.

       Advertising

       The Company and Predecessor expense advertising costs as incurred. Total advertising expense included in other operating expense was $585,516 and $103,041 for the year ended December 28, 1997 and the period from October 15, 1996 through December 29, 1996, respectively, and was $394,469 for the period from January 1, 1996 to October 14, 1996.

       Preopening Costs

       Preopening costs are incurred before a restaurant is opened and consist primarily of wages and salaries, hourly employee recruiting, license fees, meals, lodging and travel plus the cost of hiring and training the management teams. Preopening costs are expensed as incurred.

       Income Taxes

       The Company accounts for income taxes under Statement of Financial Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Income tax accounting information is disclosed in Note 8 to the consolidated financial statements.

       Earnings Per Share

       The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which requires dual disclosure of earnings per share, basic and diluted. Basic earnings per share equals net earnings divided by the weighted average number of common shares outstanding and does not include the dilutive effects of stock options or convertible securities. Diluted earnings per share are computed (1) by giving effect to the Company's dilutive stock options, warrants, convertible subordinated debentures and Class A Preferred Stock and (2) by adjusting both net earnings and shares outstanding as if the convertible subordinated debenture had been converted. See Notes 6 and 7 for further discussion of options, warrants, and convertible debt and securities ("potential common stock equivalents"). These potential common stock equivalents are excluded from the diluted earnings per share calculations as they are antidulitive when the Company is operating at a net loss. These securities could become dilutive when the Company's operations result in a net profit.

       Earnings Per Share, continued

       The following table represents the calculation of basic and diluted earnings per share:

                                                                                                    Period from
                                                                                                     October 15,
                                                                                                        1996
                                                                                Year ended             Through
                                                                               December 28,          December 29,
                                                                                   1997                  1996
          Net loss                                                             $(2,143,409)          $ (301,535)
          Less:  Dividends on redeemable preferred stock                          (300,000)             (62,273)
                 Accretion on redeemable preferred stock                          (141,823)             (29,096)
                                                                                  ---------             --------
                                                                                (2,585,232)            (392,904)

          Average number of shares outstanding                                   2,625,000            2,625,000

          Basic and diluted loss per share                                     $     (0.98)          $    (0.15)


       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


 3.    Accounts Receivable:

       At December 28, 1997 and December 29, 1996, accounts receivable consist of the following:

                                         1997                1996

          Catering              $           88,358   $         111,420
          Other                             36,045               9,000
          Related party                    107,151               2,787
                                -------------------  ------------------
                                $          231,554   $         123,207
                                ===================  ==================

  4.   Property and Equipment:

       At December 28, 1997 and December 29, 1996, property and equipment consist of the following:

                                                            1997                 1996
          Land                                       $        696,236
          Construction in progress                            242,801
          Trucks and automobiles                               24,500     $         27,500
          Furniture and fixtures                               34,856               25,130
          Signage                                              30,676               21,000
          Office and computer equipment                        81,707               32,300
          Kitchen and service equipment                       476,560              209,361
          Building                                            627,929
          Leasehold improvements                               51,875               29,700
                                                     ------------------   -------------------

                                                            2,267,140              344,991
                Less accumulated depreciation                 (81,112)             (12,911)
                                                     ------------------   -------------------

          Property and equipment, net                $      2,186,028     $        332,080
                                                     ==================   ===================

       Depreciation expense for the year ended December 28, 1997, the period from October 15, 1996 to December 29, 1996 and from January 1, 1996 to October 14, 1996 amounted to $68,220, $12,911 and $92,685, respectively.

5.     Intangible Assets:

       Intangible assets consist of the following:


                                                              1997                 1996
          Management employment                         $    1,130,000     $       1,130,000
          Recipes                                            1,000,000             1,000,000
          Pre-mixed ingredients                                890,000               890,000
          Trained and assembled workforce                      760,000               760,000
          Restaurant design                                    575,000               575,000
          Other intangible assets                              252,000               252,000
                                                        ----------------   -------------------

                                                             4,607,000             4,607,000
                Less accumulated amortization                 (531,825)              (87,174)
                                                        ----------------   -------------------

          Intangible assets, net                        $    4,075,175        $    4,519,826
                                                        =================     =================

  6.   Debt:

       Long-term debt at December 28, 1997 and December 29, 1996 consists of the following:



                                                                                         1997              1996
          Collateralized promissory note                                              $2,000,000        $1,000,000
          Convertible subordinated debenture                                           2,649,046         3,000,000
          Note payable to SouthTrust Bank, collateralized by certain
              Restaurant equipment bearing interest at the prime rate plus
              2%, and maturing in February 1999                                           35,154            67,337
          Note payable to NationsBank, collateralized by certain
              restaurant equipment, bearing interest at the prime rate
              plus 1.5%, and maturing in September 1998                                   47,630           118,103
          Note payable to Regions Bank, collateralized by one restaurant building, bearing interest at 9.5%, and maturing in January
              2000                                                                       939,101
          Note payable to First Union Bank, collateralized by restaurant equipment, bearing interest at 8.8% and maturing in December
              2000                                                                       256,000
          Note payable to related party, bearing interest at 10%, and                                        5,595
              maturing in September 1997
                                                                                   ---------------   ---------------

                                                                                       5,926,931         4,191,035
          Less current maturities                                                       (188,184)          (98,706)
                                                                                   ---------------   ---------------

                                                                                      $5,738,747        $4,092,329
                                                                                   ===============   ===============

       On October 15, 1996, the Company issued a $3.0 million, 10% convertible subordinated debenture (the "Debenture") due October 15, 2001 to the sole shareholder of Oldco and President of the Company. As discussed in Note 1, during 1997 the principal amount of the Debenture was reduced by $350,954 as a result of the purchase price finalization. Interest accrues at 10% per annum until October 15, 1998, at which time if the principal remains unpaid, interest shall be due quarterly. Accrued interest from October 15, 1996 through October 15, 1998 shall be payable upon the earlier of the payment in full of principal or October 15, 2001. Two shareholders of the Company have pledged their common shares in the Company, totaling 993,750 shares, as collateral for performance under the terms of the Debenture. Terms of the Debenture agreement provide that the Company shall not issue additional convertible debt without the consent of the holder of the Debenture. The Debenture is convertible into the number of shares of the Company's common stock obtained by dividing the principal balance plus the then-outstanding accrued interest by $8.75. The conversion option begins on the earlier of (1) October 15, 1997, (2) upon the effectiveness of an Initial Public Offering, as defined, or (3) if the Company affects a Significant Liquidating Event, as defined. The Debenture agreement provides that so long as the principal of the Debenture remains outstanding, the holder of the Debenture shall be allowed to elect one member to the board of directors.

       Effective October 15, 1996, the Company entered into a $2 million collateralized promissory note (the "Note") with a lending institution. The Company received a $1 million advance on October 22, 1996 and the final $1 million on February 25, 1997. The Note matures on September 1, 2001 and bears interest at 13.5% per annum. The payment terms require monthly payments of interest only beginning November 1, 1996 until maturity, upon which the outstanding principal balance will become due. The Note is collateralized by substantially all of the Company's assets. Three shareholders of the Company have pledged their common shares in the Company, totaling 1,150,000 shares, as collateral for performance under the terms of the Note.

       Based on the borrowing rates currently available to the Company for loans with similar terms, the fair value of long-term debt approximates the book value recorded.

       The aggregate annual maturities of long-term debt for the years subsequent to December 28, 1997 are as follows:


                  1998                           $   188,184
                  1999                               117,280
                  2000                               972,422
                  2001                             4,649,045
                                                -------------

                                                 $ 5,926,931
                                                =============


   7.  Stockholders' Equity (Deficit):

       The Company has authorized 100 million shares of Common Stock and 1 million shares of non-voting Preferred Stock, 2,000 shares of which are designated as Class A Preferred Stock ("Preferred Stock"). The Preferred Stock is entitled to a cumulative annual dividend at a rate of 10%. Upon liquidation, holders are entitled to receive $1,500 per share plus all unpaid dividends. As of the effective date of an Initial Public Offering ("IPO"), as defined, all shares of the Preferred Stock are mandatorily redeemable into the number of common shares as is determined by dividing $1,500 by the initial common stock price in the IPO. In the event that an IPO does not occur, the Preferred Stock is mandatorily redeemable beginning 180 days after the satisfaction of all payment obligations on the collateralized promissory note. At that time, the Company will redeem 400 shares of Preferred Stock on a pro-rata basis at $1,500 per share and will redeem 400 shares annually for each of the subsequent four years. If the Company has not affected an IPO prior to October 15, 1998, all of the outstanding Preferred Stock dividends shall become payable on a quarterly basis beginning on October 15, 1998.

       The existing common stockholders have a contractual preemptive right to purchase the number of shares necessary to maintain their respective ownership percentages should the Company issue additional common stock.

       The Company has granted options to purchase its common stock to certain key employees and officers under fixed stock option agreements. Under these agreements, 700,000 shares of the Company's common stock have been granted and reserved for stock option awards. As of December 28, 1997, none of the options had been exercised or forfeited. Awards granted to date generally vest on a pro rata basis over a three-year period and have a term of six years.

       As of December 28, 1997, options to purchase 567,000 shares were exercisable at a weighted average exercise price of $7.86. Further information relating to total options follows:

                                                                                                  Average
                                                                                     Shares        Price
          Outstanding at October 15, 1996 (inception)                                450,000     $  8.75
          Granted from October 16, 1996 to December 29, 1996                         230,000        4.38
                                                                                 ------------   ---------

          Outstanding at December 29, 1996                                           680,000        7.27
          Granted in 1997                                                             20,000        5.47
                                                                                 ------------   ---------

          Outstanding at December 28, 1997                                           700,000     $  7.22
                                                                                 ============   =========

       The following table summarizes information concerning currently outstanding and exercisable options:


                                                                        Weighted-Average
       Exercise           Number                     Number                 Remaining
       Price           Outstanding               Exercisable                 Life
       $0.01             122,500                    57,875                   3.8

       $8.75             577,500                   509,125                   3.8
                        ---------                 ---------

                         700,000                   567,000
                        =========                 =========

       The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value methodology prescribed under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the application of SFAS 123 would not result in a significant difference from reported net loss for 1997 and 1996. The fair value of the options granted during 1996 and 1997 were de minimis and were estimated using the minimum value method and the following assumptions: dividend yield 0%, risk-free interest rate of 6%, and an expected life of 5 years.

       In connection with the issuance of the $2,000,000 collateralized promissory note, the Company issued to the lender a stock warrant to purchase 375,000 shares of the Company's common stock, which is at least 12.5% of the common stock ("Base Amount") of the Company calculated on a fully-diluted basis. The warrant is exercisable at any time until November 30, 2001 at an exercise price of $0.01 per share. The warrant provides for increases in the number of common shares available for purchase on an annual basis from October 1998 through October 2000 and allows the lender to purchase between 13.5% and 15.5% of the common stock of the Company, calculated on a fully-diluted basis, according to a vesting schedule as defined in the warrant agreement. The lender has a put option to sell to the Company this warrant within 30 days of the expiration of the warrant at a purchase price equal to the fair market value of the common stock, as defined.


  8.   Income Taxes:

       The Company has available at December 28, 1997, unused federal and state net operating loss carryforwards of $2,199,991, expiring beginning in 2012, which may be applied to reduce future taxable income. Use of net operating loss carryforwards may be limited on an annual basis due to changes in ownership.

       The Company's net deferred tax assets of $728,000 and $139,000 at December 28, 1997 and December 29, 1996 result principally from net operating loss carryforwards and have been reduced by a valuation allowance of the same amount. Management has determined that this valuation allowance is appropriate because the criteria for recognition of the deferred tax asset in accordance with SFAS 109 have not been met.

  9.   Leases:

       The Company has various leases for restaurants, equipment and office facilities. Restaurant and office original lease terms range from four to ten years, with renewal options ranging from five to fifteen years. Equipment leases are renewable annually. In the normal course of business, some leases are expected to be renewed or replaced by leases on other properties. Future minimum lease payments do not include amounts payable by the Company for maintenance costs, real estate taxes and insurance, or contingent rentals payable on a percentage of sales in excess of stipulated amounts for restaurant facilities.

       Future minimum lease payments under noncancelable operating leases at December 28, 1997 are as follows:


              1998                                   $ 544,635
              1999                                     471,466
              2000                                     366,106
              2001                                     271,483
              2002                                     139,314

                                                 --------------

                 Total minimum lease payments       $1,793,004
                                                 ==============


       The Company incurred rental expense for operating leases of $468,877, $105,541 and $450,741 during the year ended December 28, 1997, the period from October 15, 1996 through December 29, 1996 and the period from January 1, 1996 to October 14, 1996, respectively, which is included in other operating expenses in the accompanying consolidated statements of operations.


10.    Commitments and Contingent Liabilities:

       The Company is a party to a number of lawsuits arising out of the normal conduct of its business. While there can be no assurance as to their ultimate outcome, management does not believe these lawsuits will have a material adverse effect on the Company's financial condition, operating results or cash flows.


11.    Subsequent Events:

       In July 1998, the Company signed a definitive share exchange agreement to merge with Harvest Restaurant Group, Inc. ("Harvest"). The agreement provides for the exchange of all outstanding shares of the Company's common and preferred stock for common and preferred shares of Harvest. The merger is subject to the approval of the Harvest shareholders. When the merger becomes effective, the Company's shareholders will own approximately 75% of the total equity of the merged entity. As a result, this merger will be accounted for as a reverse merger, and the Company will be the surviving entity for accounting purposes.

       In June 1998, under a sale-leaseback agreement, the Company sold the land and building for one of its restaurants for approximately $350,000 in cash and $940,000 in satisfaction of the related Regions Bank Note. In connection with this transaction, the Company issued to the buyer-lessor company warrants to acquire 40,000 shares of the Company's stock at $.01 per share. No value was assigned to these warrants in recording this sale-lease back transaction. The Company recognized a loss of approximately $18,000 on the transaction. Annual lease payments under the lease agreement are $143,000 which approximates fair market value.

TRC Acquisition Corporation
Consolidated Balance Sheets

                                         (Unaudited)
                                          October 4,  December 28,
                                             1998         1997
                                         -----------  ------------
                        ASSETS
Current assets:
   Cash and cash equivalents             $  123,925
   Accounts receivable, net                 201,977   $  231,554
   Inventory                                106,605      114,227
   Prepaid expenses                          19,340       53,030
                                         ----------   ----------
                  Total current assets      451,847      398,811

Property and equipment, net               1,448,083    2,186,028
Intangible assets, net                    3,761,095    4,075,175
Goodwill, net                             1,015,343    1,058,810
Other assets                                127,546      130,606
                                         ----------   ----------

                  Total assets           $6,803,914   $7,849,430
                                         ==========   ==========

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Cash overcharges                                   $  212,605
   Accounts payable                      $1,449,754    1,379,105
   Accrued expenses                       1,163,037      561,705
   Current portion of long-term debt      3,537,154      188,184
   Accrued interest                         523,110
   Deferred franchise revenue                50,000       15,000
                                         ----------   ----------
                  Total current
                     liabilities          6,723,055    2,356,599

Long-term debt                            2,328,760    5,738,747
Accrued interest                                         319,337
                                         ----------   ----------
                  Total liabilities       9,051,815    8,414,683
                                         ----------   ----------

Preferred stock, par value $1.00 per
  share:
   Class A: authorized 2,000
   shares; issued 2,000 shares plus
   cumulative dividends and accretion     2,788,244    2,448,380
                                         ----------   ----------
General: authorized 998,000 shares;
  no shares issued and outstanding

Stockholders' deficit:
  Common stock, no par value;
  authorized 100,000,000 shares;
     Issued and outstanding
     2,625,000 shares                        26,250       26,250
Carryover predecessor basis adjustment      (61,747)     (61,747)
Accumulated deficit                      (5,000,648)  (2,978,136)
                                         ----------   ----------
                  Total stockholders'
                     deficit             (5,036,145)  (3,013,633)
                                         ----------   ----------
Total liabilities, preferred stock
  and stockholders' deficit             $ 6,803,914  $ 7,849,430
                                        ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

TRC Acquisition Corporation
Consolidated Statements of Operations


                                                          (Unaudited)
                                                  For the three quarters ended
                                                  ----------------------------
                                                    October 4,     October 5,
                                                       1998           1997
                                                   -----------    -----------
Revenue
   Restaurant sales revenue                        $ 8,540,507    $ 5,814,659
   Catering revenue                                    585,612        663,183
   Franchise and royalty revenue                        61,355
                                                   -----------    -----------

         Total revenue                               9,187,474      6,477,842
Costs and expenses
   Restaurant and catering operating expenses:
    Food, beverage and paper                         3,246,407      2,192,283
    Payroll and benefits                             3,416,931      2,278,627
    Depreciation and amortization                      518,250        450,629
    Other operating expenses                         1,988,130      1,594,017
                                                   -----------    -----------
       Total restaurant and catering
         operating expenses                          9,169,718      6,515,556
                                                   -----------    -----------

       Income (loss) from restaurant and
         catering operations                            17,756        (37,714)

General and administrative expenses                  1,174,485        919,114
                                                   -----------    -----------

       Operating loss                               (1,156,729)      (956,828)

Other income (expense):
   Other income (expense)                               23,744         21,742
   Interest expense                                   (549,663)      (408,112)
                                                   -----------    -----------

       Net loss                                    $(1,682,648)   $(1,343,198)
                                                   ===========    ===========

   Basic and diluted loss per share                $     (0.77)   $     (0.64)

The accompanying notes are an integral part of these consolidated financial statements.

TRC Acquisition Corporation
Consolidated Statements of Cash Flows


                                                                                      (Unaudited)
                                                                              For the three quarters ended
                                                                           -----------------------------------
                                                                            October 4,             October 5,
                                                                               1998                   1997
                                                                           -------------         -------------
Cash flows from operating activities:
 Net loss                                                                  $  (1,682,648)          $(1,343,198)
 Adjustments to reconcile net loss to net cash used
 in operating activities:
   Loss on sale of property, plant and equipment                                  18,044
   Depreciation and amortization                                                 518,250               450,629
   Changes in assets and liabilities:
    Accounts receivable                                                           29,576               (80,789)
    Inventory                                                                      7,622               (12,377)
    Prepaid expenses                                                              33,690              (213,793)
    Other assets                                                                  (9,180)                9,112
    Accounts payable                                                              70,649               407,549
    Accrued expenses                                                             601,332                66,514
    Deferred franchise revenue                                                    35,000
    Accrued interest                                                             203,773               173,719
                                                                           -------------         -------------

         Net cash used in operating activities                                  (173,892)             (542,634)

Cash flows from investing activities:
   Purchase of property and equipment                                           (728,561)             (904,506)
   Proceeds from sale of property, plant and equipment                           359,696
                                                                           -------------         -------------
         Net cash used in investing activities                                  (368,865)             (904,506)

Cash flows from financing activities:
   Proceeds from issuance of long-term debt                                    1,016,617             1,534,654
   Principal payments on long-term debt                                         (137,330)              (84,220)
   Additions to deferred financing costs                                                               (21,209)
                                                                           -------------         -------------

         Net cash provided by financing activities                               879,287             1,429,225

Net increase/decrease in cash and cash equivalents                               336,530               (17,915)
Cash and cash equivalents at the beginning of the period                        (212,605)               96,098
                                                                           -------------         -------------

Cash and cash equivalents at the end of the period                        $      123,925        $       78,183
                                                                           =============         =============

Non-cash investing and financing activities:
   Sale of mortgaged property                                             $    1,300,000
   Retirement of related mortgage                                                940,304
   Accretion of redeemable preferred shares                                      109,095        $      109,095
   Dividends accrued on preferred shares                                         230,769               230,769
   Purchase price adjustment                                                                          (411,590)

Supplemental disclosure:
Interest paid                                                             $      351,175        $      201,228

The accompanying notes are an integral part of these consolidated financial statements.

TRC Acquisition Corporation
Notes to Consolidated Financial Statements


1.   Basis of Presentation

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statement reporting purposes. However, there has been no material change in the information disclosed in the consolidated financial statements for the year ended December 28, 1997 and the period from October 15,1996 through December 29, 1996, expect as disclosed herein. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three quarters ended October 4, 1998 are not necessarily indicative of the results that may be expected for the year ending December 27, 1998.


2.   Debt:

     During the first three quarters of 1998, the Company received additional unsecured financing in the form of two separate notes, totaling $756,617. The interest rate is 12.5% on a note totaling $350,000 and 11% on a note totaling $406,617. Interest is payable monthly on both notes until the maturity date which is the earlier of 1) January 30, 1999 or 2) the date of additional equity funding. The Company also received an additional $260,000 of secured financing at an interest rate of 8%. The secured note provides for monthly installments of principal and interest and matures on June 5, 2005.

     As part of the sale-leaseback discussed in Note 3, the Regions Bank Note, totaling $940,000, was paid in full in June 1998.


3.   Leases:

     In June 1998, under a sale-leaseback agreement, the Company sold the land and building for one of its restaurants for approximately $350,000 in cash and $940,000 in satisfaction of the related Regions Bank Note. The Company recognized a loss of approximately $18,000 on the transaction. Annual lease payments under the lease agreement are $143,000, which approximates fair market value.

     In addition, the Company entered into a building lease in March 1998 for a new restaurant which subsequently opened in July 1998. Annual lease payments under the lease agreement are $82,548.


4.   Merger Agreement:

     In July 1998, the Company signed a definitive share exchange agreement to merge with Harvest Restaurant Group, Inc. ("Harvest"). The agreement provides for the exchange of all outstanding shares of the Company's common and preferred stock for common and preferred shares of Harvest. When the merger becomes effective, the Company's shareholders will own 50.1% of the total equity of the Merged Entity on a fully diluted basis. The transaction closed January 14, 1999.

5.   Stockholders' Equity:

     Through October 4, 1998, 109,463 stock options with an exercise price of $.0l have been issued primarily to creditors to facilitate the financing which has been received since December 28, 1997. An additional 300,000 stock options have been awarded to employees. On December 15, 1998, the Company's board of directors approved a resolution to reprice 450,000 stock options from $8.75 to $0.25 and 250,000 stock options from $8.75 to $0.01.

 6.  Related Party Transactions:

     In the first quarter of 1998, the first two franchised Tanner's restaurants were opened by two separate franchisees. Both franchises are owned and operated by individual members of the Company's Board of Directors. Franchise and royalty income from these related parties has totaled $61,355 through October 4, 1998. Total royalties receivable at October 4, 1998 was approximately $18,745.

     The Company is the primary lessee for the facilities in which one of the franchisees operates. The franchisee subleases the property from the Company and is responsible for all payment of rentals, common area maintenance fees, utilities and property taxes. Annual minimum lease payments on this property total $80,000. The Company has not incurred any expense related to this property and does not anticipate such.

     As part of the sale-leaseback transaction discussed in Note 3, the Company entered into a lease for the land and building of one of the restaurant facilities. Two officers of the Company control approximately 16% of the lessor company for this lease. Total rent paid for this property through October 4, 1998 is $38,500.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     PROXY
                   FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
                         HARVEST RESTAURANT GROUP, INC.
                          TO BE HELD MARCH 12, 1999

         The undersigned hereby appoints Timothy R. Robinson as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Harvest Restaurant Group, Inc., held of record by the undersigned on February 3, 1999, at the Special Meeting of Shareholders to be held March 12, 1999, or any adjournment or postponement thereof.

1. To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 200,000,000 shares.

                      FOR       AGAINST       ABSTAIN
                         -----         -----         -----

2. To amend the Company's Articles of Incorporation to change its name to "Tanner's Restaurant Group, Inc."

                      FOR       AGAINST       ABSTAIN
                         -----         -----         -----

         It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR BOTH PROPOSALS.

         The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           Dated:
                                 -----------------------------------------

                           Signature:
                                     -------------------------------------

PLEASE MARK, SIGN, DATE
AND RETURN THE PROXY
CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
                           Signature,
                            if held jointly:
                                            ------------------------------

         PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING OF SHAREHOLDERS.
                         -----